UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934

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CyrusOne Inc.

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Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

CyrusOne

CYRUSONE INC. 2101 Cedar Springs Road, Suite 900 Dallas, Texas 75201

Notice of Annual Meeting of Stockholders

Date	Time	Place
Wednesday, May 9, 2018	10:30 a.m., local time	Ritz Carlton Hotel 2121 McKinney Ave. Dallas, TX 75201

To our Stockholders:

You are cordially invited to attend the 2018 annual meeting of stockholders of CyrusOne Inc., a Maryland corporation (the “Company” or “CyrusOne”). The purposes of the Annual Meeting are as follows:

1.	To elect eight directors, each to hold office until our 2019 annual meeting of stockholders;

2.	To consider and vote upon, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement;

3.	To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

4.	To transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on March 12, 2018 will be entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

Your vote is important. Whether or not you plan to attend the meeting, we want to make sure your shares are represented at the meeting. You may cast your vote and submit your proxy in advance of the meeting by internet, telephone or mail.

By Internet	By Phone	By Mail	In Person
(if you received a paper copy in the mail)

Visit www.proxypush.com	Call 866-509-1053	Complete, sign, date and return proxy card	Attend Annual Meeting

By Order of the Board of Directors:

ROBERT M. JACKSON

Executive Vice President, General Counsel and Secretary

March 26, 2018

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to be held on May 9, 2018:

The Company’s Proxy Statement and Annual Report are available at:

www.proxypush.com/CONE

2018 Proxy Statement	i

2018 Proxy Statement at a Glance

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)

Election of 8 directors	FOR EACH DIRECTOR NOMINEE	3

Advisory vote on executive compensation	FOR	8

Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018	FOR	10

Corporate Governance Snapshot

2018 Proxy Statement	1

Stockholder Engagement We engaged with our stockholders throughout the year in a variety of forums and discussed: Governance Trends Peer Group Composition Board Evaluations Director Succession Planning Compensation Practices Sustainability

2018 Proxy Statement at a Glance

Stockholder Engagement

We engaged with our stockholders throughout the year in a variety of forums and discussed:

• Governance Trends	• Compensation Practices	• Director Succession Planning

• Board Evaluations	• Peer Group Composition	• Sustainability

Performance Highlights

2017 Compensation Snapshot

Named Executive Officers	Base Salary	Bonus	Stock Awards	Option Awards	All Other Comp.	Total
Gary J. Wojtaszek, President & CEO	$800,000	$1,769,600	$4,447,111	-	$9,092	$7,025,803
Diane M. Morefield, EVP & CFO	$425,000	$537,200	$1,049,975	-	$11,152	$2,023,327
Venkatesh Durvasula, Chief Commercial Officer	$450,000	$568,800	$1,111,645	-	$13,840	$2,144,285
Kevin L. Timmons, Chief Technology Officer	$400,000	$505,600	$989,446	-	$9,455	$1,904,501
Robert M. Jackson, EVP & General Counsel	$320,000	$404,480	$790,514	-	$11,832	$1,526,826

2	2018 Proxy Statement

Board Composition 88% 13% 13% Percentage of directors who... ...are independent ...are racial minorities ...are women Independent Board Chair Yes Frequency of Board Elections Annual Mandatory Retirement Age 72 Board Evaluations Annually Stockholder Ability to Amend Bylaws Yes Board Independence Independent Director Nominees 7 of 8 Independent Chair Yes Board Committee Meetings in 2017 Audit Compensation Nominating and Corporate Governance Transaction Committee Executive Committee 10 6 7 6 0 Director Elections Frequency of board elections Voting standard for uncontested elections Annual Plurality Resignation Policy Evaluating and Improving Board Performance Board evaluations Committee evaluations Annually Annually Board orientation Yes Board Meetings in 2017 Full board meetings Independent director-only sessions 11 11 Aligning Director and Shareholder Interests Director stock ownership guidelines Director equity grants Yes Yes Director tenure 0 1 2 3 4 5 6

Proposal 1: Election of Eight Directors

Proposal 1: Election of Eight Directors

At the 2018 annual meeting, we are asking our stockholders to elect the eight directors named below (the “Nominees”) to serve until the 2019 annual meeting and until their successors are duly elected and qualified.

			Year First Became a Director		Board Committees
Name	Age	Occupation		Independent	A	C	N	T	E
Alex Shumate*	67	Managing Partner, North America, Squire Patton Boggs (US) LLP	2013	Yes			●		(C)
David H. Ferdman	50	Founder and former President and Chief Executive Officer, CyrusOne	2013	Yes				●
John W. Gamble, Jr.	55	Corporate Vice President and Chief Financial Officer, Equifax Inc.	2014	Yes	●
Michael A. Klayko	63	Chief Executive Officer, MKA Capital	2016	Yes		●	●	(C)
T. Tod Nielsen	52	President and Chief Executive Officer, Financial Force	2013	Yes		(C)
William E. Sullivan	63	Chief Financial Officer and Treasurer, Purdue University	2013	Yes	●		(C)
Lynn A. Wentworth	59	Former Senior Vice President, Chief Financial Officer and Treasurer, BlueLinx Holdings Inc.	2014	Yes	(C)	●		●	●
Gary J. Wojtaszek	51	President and Chief Executive Officer, CyrusOne Inc.	2012	No					●

*	Chairman of the Board and Lead Independent Director

A = Audit

C = Compensation

N = Nominating/Governance

T = Transaction

E = Executive

(C) Denotes committee chair

Biographical information about the Nominees and the experience, qualifications, attributes, and skills considered by our Nominating and Corporate Governance Committee and the Board of Directors in determining that the Nominee should serve as a director appears below. All of the Nominees currently serve as directors. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any Nominee is unable to serve or declines to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the Board of Directors, or the Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, may reduce the size of the Board and number of nominees.

The Board of Directors recommends a vote FOR each Nominee.

2018 Proxy Statement	3

Proposal 1: Election of Eight Directors

Nominees for Election to the Board of Directors

The biographical descriptions below set forth certain information with respect to each of the eight Nominees for election as a director at the annual meeting.

Alex Shumate

Mr. Shumate has served as the Managing Partner, North America, of Squire Patton Boggs (US) LLP, an international law firm, since 2009. Mr. Shumate joined Squire Patton Boggs in 1988 and served as the Managing Partner of its Columbus, Ohio office from 1991 to 2009. Mr. Shumate is also Chairman of the Board of Trustees of The Ohio State University, where he is serving his third term as a trustee, and a director and Chairman of the Nominating, Governance and Corporate Responsibility Committee of The J.M. Smucker Company. Mr. Shumate previously served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, of Nationwide Financial Services from 2002 until its acquisition in 2009, and of Cincinnati Bell from 2005 to January 2013. Prior to joining Squire Patton Boggs, Mr. Shumate served as chief counsel and deputy chief of staff to the Governor of the State of Ohio and as assistant attorney general, State of Ohio.

Qualifications

Mr. Shumate brings to our Board of Directors demonstrated managerial ability and a thorough understanding of the principles of good corporate governance.

Chairman of the Board & Lead Independent Director Board Committees: • Nominating and Corporate Governance • Executive (Chair)

David H. Ferdman

Mr. Ferdman was the founder of CyrusOne and served as President and Chief Executive Officer from 2000 until its acquisition by Cincinnati Bell in June 2010. Mr. Ferdman served as the President until August 2011 and served as the Chief Strategy Officer until January 2013. Upon consummation of our initial public offering, Mr. Ferdman resigned from his employment with the Company. Prior to founding CyrusOne, Mr. Ferdman was the Chief Operating Officer and co-founder of UWI Association Programs (d/b/a Eclipse Telecommunications), a facilities-based telecommunications service provider. As Chief Operating Officer of UWI, Mr. Ferdman was instrumental in the company’s rapid growth, which culminated in its acquisition by IXC Communications (now part of Level 3 Communications Inc.) in 1998. Mr. Ferdman is also a director of Circuit of the Americas, Quality Uptime Services and Cybraics, Inc.

Qualifications

Mr. Ferdman brings to our Board of Directors a comprehensive understanding of our business coupled with extensive experience in the data center industry.

Board Committees: • Transaction

John W. Gamble, Jr.

Mr. Gamble is Corporate Vice President and Chief Financial Officer of Equifax Inc., where he is responsible for corporate finance, accounting, treasury, tax, internal audit and investor relations. From September 2005 to May 2014, Mr. Gamble was Executive Vice President and Chief Financial Officer for Lexmark International, Inc. In addition to corporate finance functions, he was responsible for Lexmark’s investor relations, information technology, strategy and development, and internal audit and security functions. Prior to joining Lexmark, Mr. Gamble was executive vice president and chief financial officer of Agere Systems, Inc. Mr. Gamble also served in finance leadership roles with AlliedSignal, Inc., and then Honeywell International, Inc., following the merger of the two entities. Earlier, Mr. Gamble served in a variety of finance capacities with General Motors. Mr. Gamble began his career as an electrical engineer with Bethlehem Steel Corporation.

Qualifications

Mr. Gamble brings to our Board of Directors extensive knowledge regarding financial management and the information technology market.

Board Committees: • Audit

4	2018 Proxy Statement

Proposal 1: Election of Eight Directors

Michael A. Klayko

Mr. Klayko has been Chief Executive Officer of MKA Capital, an investment company focusing on technology investments, since January 2013. From January 2005 until January 2013, Mr. Klayko served as Chief Executive Officer and served on the board of directors of Brocade Communications Systems, Inc., a comprehensive network solutions provider (“Brocade”). Previously, Mr. Klayko was Vice President of Worldwide Sales at Brocade and also served as its Vice President of Marketing and Support and Vice President of OEM Sales. Additionally, Mr. Klayko has held management positions at Rhapsody Networks, McDATA, EMC, Hewlett-Packard Company and IBM. Mr. Klayko serves on the board of directors of Allscripts Healthcare Solutions, Inc., a healthcare information technology provider, and previously served on the board of directors of Brocade Communications Systems, Inc. (2005 through 2013), PMC-Sierra, Inc. (2012 through January 2016) and Bally Technologies (2014).

Qualifications

Mr. Klayko brings to our Board of Directors a comprehensive understanding of the technology and network solutions industry coupled with extensive experience as a director of other publicly-held technology companies.

Board Committees: • Transaction (Chair) • Compensation • Nominating and Corporate Governance

T. Tod Nielsen

Mr. Nielsen has served as the President and Chief Executive Officer and a member of the board of directors of FinancialForce, a private cloud ERP vendor, since January 2017. Mr. Nielsen served as Chief Executive Officer of Heroku, a cloud application development company that was acquired by Salesforce in 2011, and as Executive Vice President of Platform at Salesforce from June 2013 to June 2016. Prior to that, Mr. Nielsen was Co-President, Applications Platform Group at VMware, Inc. Mr. Nielsen served as VMware’s Chief Operating Officer from January 2009 to January 2011. Prior to that, he served as President and Chief Executive Officer of Borland Software Corporation from November 2005 to December 2008. From June 2005 to November 2005, Mr. Nielsen served as Senior Vice President, Marketing and Global Sales Support for Oracle Corporation, an enterprise software company. From August 2001 to August 2004, Mr. Nielsen served in various positions at BEA Systems, Inc., a provider of application infrastructure software, including Chief Marketing Officer and Executive Vice President, Engineering. Mr. Nielsen also spent 12 years with Microsoft Corporation in various roles, including General Manager of Database and Developer Tools, Vice President of Developer Tools, and at the time of his departure, Vice President of Microsoft’s platform group. Mr. Nielsen is a current director of BTI Systems, and former director of MyEdu Corp., Fortify Software and Club Holdings, LLC.

Qualifications

Mr. Nielsen brings to our Board of Directors a strong technical background in software development, coupled with extensive management experience and knowledge of the information technology market.

Board Committees: • Compensation (Chair)

2018 Proxy Statement	5

Proposal 1: Election of Eight Directors

William E. Sullivan

Mr. Sullivan has served as the Chief Financial Officer and Treasurer for Purdue University in Indiana since June 2014. Mr. Sullivan served as the Chief Financial Officer of ProLogis Inc., a REIT operating as an owner, manager and developer of distribution facilities, from March 2007 to May 2012. Prior to joining ProLogis, Mr. Sullivan was the founder and President of Greenwood Advisors, Inc., a private financial consulting and advisory firm, from 2005 to 2007. Prior to that, Mr. Sullivan served as the Chairman (2001 to 2007) and Chief Executive Officer (2001 to 2005) of SiteStuff, Inc., a procurement solutions company specializing in real estate property and facility management. Mr. Sullivan worked for Jones Lang LaSalle, and its predecessor, LaSalle Partners, in a variety of positions from 1984 to 2001, including as Chief Financial Officer from 1997 to 2001 and as a member of the Board of Directors from 1997 to 1999. Prior to joining Jones Lang LaSalle, Mr. Sullivan was a member of the Communications Lending Group of the First National Bank of Chicago and also served as a member of the tax division of Ernst & Ernst LLP, a predecessor to Ernst & Young LLP. Mr. Sullivan has also served as a director and audit committee chairman of Jones Lang LaSalle Income Property Trust, Inc. since September 2012 and served as a director of Club Corp. from August 2013 until September 2017.

Qualifications

Mr. Sullivan brings to our Board of Directors a comprehensive understanding of the commercial real estate industry coupled with extensive real estate investment trust (“REIT”) management experience.

Board Committees: • Nominating and Corporate Governance (Chair) • Audit

Lynn A. Wentworth

Ms. Wentworth served as Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. (a building products distributor) from 2007 until her retirement in 2008. Prior to joining BlueLinx, Ms. Wentworth served as Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group and held various other positions at BellSouth from 1985 to 2007. Ms. Wentworth began her career at Coopers & Lybrand, where she served in both the audit and tax divisions. Ms. Wentworth is a certified public accountant licensed in the state of Georgia. Ms. Wentworth is a director and chair of the Audit and Finance Committee of Cincinnati Bell and is also a director and chair of the Audit Committee of Graphic Packaging Holding Company.

Qualifications

Ms. Wentworth brings to our Board of Directors extensive knowledge regarding complex financial, accounting and corporate governance matters affecting large corporations.

Board Committees: • Audit (Chair) • Compensation • Transaction • Executive

6	2018 Proxy Statement

Proposal 1: Election of Eight Directors

Gary J. Wojtaszek

Gary J. Wojtaszek is our President and Chief Executive Officer and has served as a member of our Board of Directors since July 2012. Mr. Wojtaszek was appointed to the Board of Directors of Cincinnati Bell Inc. (“CBI”) on July 29, 2011 and was named President of CyrusOne effective August 5, 2011. Upon consummation of our initial public offering, Mr. Wojtaszek resigned as a member of the Board of Directors of CBI. Prior to becoming the President of CyrusOne in August 2011, Mr. Wojtaszek served as Chief Financial Officer of CBI beginning July 2008 and as Senior Vice President, Treasurer and Chief Accounting Officer for the Laureate Education Corporation in Baltimore, Maryland from 2006 to 2008. Prior to that, Mr. Wojtaszek worked from 2001 to 2008 at Agere Systems, the semiconductor and optical electronics communications division of Lucent Technologies, which was subsequently spun-off through an initial public offering. While at Agere Systems, Mr. Wojtaszek worked in a number of finance positions, ultimately serving as the Vice President of Corporate Finance, overseeing all Controllership, Tax and Treasury functions. Mr. Wojtaszek started his career in General Motors Company’s New York treasury group and joined Delphi Automotive Systems as the regional European treasurer in connection with the initial public offering and spin-off of Delphi Automotive Systems from General Motors.

Qualifications

Mr. Wojtaszek is our Chief Executive Officer and brings to our Board of Directors critical knowledge and understanding of the data center industry coupled with an in-depth understanding of the Company’s business and capital structure.

Board Committees: • Executive

2018 Proxy Statement	7

Proposal 2: Say-on-Pay

Proposal 2: Advisory Vote on Executive Compensation

We are asking our stockholders to consider and approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement (“Say-on-Pay”).

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Board of Directors to provide our stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this proxy statement. This proposal is also referred to as the “Say-on-Pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies and practices described in this proxy statement.

Our executive compensation program rewards performance, supports our business strategies, discourages excessive risk-taking, makes us competitive for top talent among our peers and other relevant enterprises, while at the same time creates an ownership culture that aligns our executives’ interests with the long-term interests of our stockholders. Our Compensation Discussion and Analysis and the related compensation tables, which begin on page 23 of this proxy statement, describe in detail the components of our executive compensation program and the process by which our Compensation Committee makes executive compensation decisions. Highlights of our program include the following:

•	We cap individual payouts under our executive compensation plans

•	We do not guarantee incentive compensation under our annual cash bonus plan or long-term incentive plan

•	We support a culture committed to paying for performance where compensation is commensurate with the results achieved

•	Clawback policies allow recovery of certain compensation payments and proceeds from executives in the event of a significant restatement of financial results

•	Unvested equity awards are subject to “double-trigger” change-in-control vesting provisions

•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits

•	We do not provide special executive retirement programs

PERFORMANCE-BASED COMPENSATION

CEO

Other NEOs

At our 2017 annual meeting of stockholders, approximately 52% of the votes were cast in favor of the advisory vote on the 2016 compensation of our NEOs. While the vote reflected continued majority support of the Company’s executive compensation program, this level of support was a significant decline from the prior years’ advisory votes (approximately 99% in each of 2016 and 2015) and also below what the Board

8	2018 Proxy Statement

Proposal 2: Say-on-Pay

and management overall consider satisfactory. As a result, the Board and management recognized the need to better understand our investors’ opinions, and the Board and Compensation Committee initiated a review to gain further feedback from our stockholders on their perspectives of our executive compensation program, as described on page 23 of this proxy statement.

We design our compensation programs to motivate our executives to achieve our fundamental and overriding objective to create long-term value for our stockholders at leadership levels on a consistent basis. We carefully considered the feedback we received from our stockholders in connection with the design of our 2018 executive compensation program. Therefore, we are asking our stockholders to approve the following non-binding advisory resolution:

“RESOLVED, that the stockholders of CyrusOne Inc. approve, on an advisory basis, the compensation of CyrusOne Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures.”

While the vote is non-binding, we highly value the opinions of our stockholders and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

2018 Proxy Statement	9

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018, and the Board of Directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the Audit Committee Charter, require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Deloitte for ratification by stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte in the future. Deloitte has served as the Company’s independent registered public accounting firm since 2011.

Fee Disclosure

The following is a summary of the fees billed by Deloitte for professional services rendered for the years ended December 31, 2017 and December 31, 2016:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Audit Fees	$1,622,564	$1,325,619
Audit Related Fees	60,700	338,695
Tax Fees	91,464	31,410
All Other Fees	—	—
Total	$1,774,728	$1,695,724

Audit Fees

“Audit Fees” consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by Deloitte to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.” These services included, among others, due diligence related to completed and potential acquisitions, accounting consultations that were not required by statute or regulation and consultations concerning financial accounting and reporting.

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee or a member of the Audit Committee designated by the full committee to pre-approve such services.

10	2018 Proxy Statement

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

Generally, the scope of the work to be performed by Deloitte, and the proposed fees associated with the work, are reviewed by management. The proposed work and associated fees are then presented to the Audit Committee for review, and if deemed appropriate, approved. The Audit Committee in its discretion meets with both Deloitte and with management together and, if needed, separately, prior to giving its approval. For approval of minor adjustments to the scope of work or fees, the Committee in its discretion may delegate approval to its chair. The Audit Committee or designated member concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

A representative of Deloitte will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.

2018 Proxy Statement	11

Audit Committee Report

Audit Committee Report

The following is a report by the Audit Committee regarding the responsibilities and functions of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, in accordance with the Audit Committee Charter adopted by the Board. All members of the Audit Committee are independent under SEC rules and NASDAQ listing standards applicable to service on audit committees, and all three members of the Audit Committee are “audit committee financial experts” as defined by SEC rules. Management is responsible for the preparation of the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm, Deloitte, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements and financial statement schedules with accounting principles generally accepted in the United States of America.

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor. Deloitte has served as the Company’s independent auditor since 2011. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Deloitte the audited financial statements for the year ended December 31, 2017 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and Deloitte the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

In addition, the Audit Committee received and discussed the written disclosures and the letter from Deloitte that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, discussed with Deloitte the firm’s independence from management and the Audit Committee, and discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 16, “Communications with Audit Committees”. In reviewing the independence of Deloitte, the Audit Committee considers the non-audit fees paid to Deloitte, if any, during the year.

In reliance on the reviews and discussions referred to above, prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.

Submitted by the Audit Committee

    of the Board of Directors

Lynn A. Wentworth (Chair)

John W. Gamble, Jr.

William E. Sullivan

12	2018 Proxy Statement

Executive Officers

Executive Officers

Name	Position(s)	Age
Gary J. Wojtaszek	President, Chief Executive Officer and Director	51
Diane M. Morefield	Executive Vice President and Chief Financial Officer	59
Venkatesh S. Durvasula	Chief Commercial Officer	51
Kevin L. Timmons	Chief Technology Officer	52
Robert M. Jackson	Executive Vice President, General Counsel and Secretary	50

For biographical information about Gary J. Wojtaszek, see “Proposal No. 1 – Election of Eight Directors – Nominees for Election to the Board of Directors” above.

Diane M. Morefield	Diane M. Morefield has served as our Executive Vice President and Chief Financial Officer since November 2016. Prior to joining CyrusOne, from 2010 until 2015, Ms. Morefield served as the Executive Vice President and Chief Financial Officer of Strategic Hotels & Resorts, a NYSE listed REIT, where she was responsible for the Company’s accounting, finance, capital markets, tax, investor relations and IT. Ms. Morefield was also a member of Strategic Hotels’ Executive Management Committee that oversaw the strategy and investment activity for the company. Prior to joining Strategic Hotels, Ms. Morefield served in a variety of financial, operating and investor relations roles for leading real estate organizations. From 2007 to 2009, Ms. Morefield was the Chief Financial Officer of Equity International, a private equity firm controlled by Sam Zell, which invests in international real estate companies. From 1997 to 2006, Ms. Morefield was a senior officer with Equity Office Properties Trust, a publicly traded REIT, where she served as Regional Senior Vice President for EOP’s Midwest region. Previously, Ms. Morefield was Senior Vice President-Investor Relations at EOP, and was responsible for all investor and public relations. Ms. Morefield is a CPA. Ms. Morefield is on the Board of Directors and serves as the Audit Committee Chair for Spirit Realty Capital, a triple-net lease REIT listed on the NYSE.
Executive Vice President and Chief Financial Officer

Venkatesh S. Durvasula

Venkatesh S. Durvasula has served as our Chief Commercial Officer, overseeing sales and marketing since October 2012. Prior to joining CyrusOne, Mr. Durvasula served as the Chief Marketing and Business Officer of Quality Technology Services (“QTS”) from March 2010 through April 2012. Prior to QTS, Mr. Durvasula was a co-founder and Chief Operating Officer of NYC-Connect, a privately-held interconnection business that was sold to Digital Realty Trust, Inc. and Telx in 2007. Following that sale, Mr. Durvasula served as the Chief Marketing Officer at Telx until August 2009. Prior to NYC-Connect, Mr. Durvasula served as Vice President of Sales at AboveNet, Inc.

Chief Commercial Officer

2018 Proxy Statement	13

Executive Officers

Kevin L. Timmons	Kevin L. Timmons has served as our Chief Technology Officer since October 2011. Prior to joining CyrusOne, Mr. Timmons led Microsoft’s global data center team as General Manager, Data Center Services from 2009 to 2011. Prior to that, Mr. Timmons held several positions between 1999 and 2009 within the operations team at Yahoo! Inc. Mr. Timmons originally joined Yahoo! via the GeoCities acquisition in 1999 as Director of Operations, he was then promoted to Senior Director in 2000, and assumed the role of Vice President, Operations in 2006.
Chief Technology Officer

Robert M. Jackson	Robert M. Jackson has served as Executive Vice President, General Counsel and Secretary since August 2015. Prior to joining CyrusOne, Mr. Jackson served as Executive Vice President and Chief Administrative Officer of Storage Post, a privately held owner and operator of self-storage facilities, from April 2014 to July 2015. Prior to that, from December 2004 to September 2012, Mr. Jackson was Senior Vice President, General Counsel and Corporate Secretary of Cousins Properties Incorporated, an NYSE-listed REIT. Mr. Jackson was previously a partner at Troutman Sanders LLP, an international law firm headquartered in Atlanta, Georgia.
Executive Vice President, General Counsel and Secretary

14	2018 Proxy Statement

Corporate Governance

Corporate Governance

Notable features of our corporate governance structure include the following:

•	the Board of Directors is not classified; instead, each of our directors is subject to election annually;

•	as a condition to being nominated, each director nominee must agree to offer to resign if he or she receives a greater number of votes “withheld” than votes “for” his or her election as a director;

•	the Board has separated the positions of Chairman and CEO, with an independent director serving as Chairman;

•	we have opted out of the control share acquisition statute of the Maryland General Corporation Law;

•	our Bylaws may be amended by the vote of a majority of our stockholders;

•	each of our directors, other than Mr. Wojtaszek, our president and CEO, is “independent” within the meaning of the federal securities laws;

•	our independent directors meet regularly in executive sessions without the presence of management;

•	each of the members of the Audit, Compensation, Nominating and Corporate Governance and Transaction Committees is independent within the meaning of the federal securities laws;

•	each of the members of the Audit Committee and the Compensation Committee meet the heightened independence standards within the meaning of the federal securities laws for service on those committees; and;

•	each member of the Audit Committee qualifies as an “Audit Committee financial expert” as defined by the SEC.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the Board of Directors considers its leadership structure on an annual basis.

The Board of Directors may designate a chairman of the Board, who may or may not be an executive chairman. Since June 2014, Alex Shumate has served as our Chairman of the Board of Directors. Based on its most recent review of our leadership structure and the needs of the Company, the Board continues to believe that having Mr. Shumate serving in this position is optimal because it provides our Company with strong, effective and consistent leadership. Furthermore, our corporate governance guidelines provide that it is the Board’s general policy that the positions of Chairman of the Board and Chief Executive Officer should be separate persons as an aid to the Board’s oversight of management. The corporate governance guidelines also require a lead independent director, which since June 2014 has been Mr. Shumate.

In considering its leadership structure, the Board has taken a number of factors into account. The Board, which consists solely of independent directors, other than Mr. Wojtaszek, exercises a strong, self-governing oversight function. Further, the Audit, Compensation, Nominating and Corporate Governance, and Transaction Committees being comprised entirely of independent directors enhances this oversight function. A number of Board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers’ performance, provide substantial independent oversight of our management’s performance. Finally, under our Bylaws and corporate governance guidelines, the Board has the ability to change its structure, should it deem doing so to be appropriate and in the best interests of our Company. The Board believes that these factors provide the appropriate balance between the independent authority of those who oversee our Company and those who manage it on a day-to-day basis.

2018 Proxy Statement	15

Board Composition 88% 13% 13% Percentage of directors who... ...are independent ...are racial minorities ...are women Independent Board Chair Yes Frequency of Board Elections Annual Mandatory Retirement Age 72 Board Evaluations Annually Stockholder Ability to Amend Bylaws Yes Board Independence Independent Director Nominees 7 of 8 Independent Chair Yes Board Committee Meetings in 2017 Audit Compensation Nominating and Corporate Governance Transaction Committee Executive Committee 10 6 7 6 0 Director Elections Frequency of board elections Voting standard for uncontested elections Annual Plurality Resignation Policy Evaluating and Improving Board Performance Board evaluations Committee evaluations Annually Annually Board orientation Yes Board Meetings in 2017 Full board meetings Independent director-only sessions 11 11 Aligning Director and Shareholder Interests Director stock ownership guidelines Director equity grants Yes Yes

Corporate Governance

The Chairman of the Board presides at all meetings of the Board of Directors, unless otherwise prescribed. The Chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our Bylaws or by the Board of Directors.

Director Independence

In accordance with the corporate governance listing standards of NASDAQ and our corporate governance guidelines, the Board, upon the recommendation of the Nominating and Corporate Governance Committee that is comprised solely of independent members, affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, and other information including the matters set forth in this proxy document under the caption “Certain Relationships and Related Transactions,” the Board evaluates whether any director has any material relationship with CyrusOne, either directly or as a partner, stockholder or officer of an organization that has a relationship with CyrusOne, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on these standards, the Board affirmatively determined that each of the following directors has no relationship with CyrusOne, except as a director and stockholder, and is independent: Alex Shumate, David H. Ferdman, John W. Gamble, Michael A. Klayko, T. Tod Nielsen, William E. Sullivan and Lynn A. Wentworth. In determining Mr. Klayko’s independence, the Board has considered the Company’s employment of Mr. Klayko’s son-in-law, which is permissible under applicable NASDAQ standards for independence and our independence standards, and which is below the threshold for disclosure under Item 404(a) of Regulation S-K, and determined that this does not impair Mr. Klayko’s independence.

The Board determined that Gary J. Wojtaszek is not independent because he is the President and Chief Executive Officer of CyrusOne.

Board Meetings

In 2017, the Board of Directors held eleven meetings, the Audit Committee held ten meetings, the Compensation Committee held six meetings, the Nominating and Corporate Governance Committee held seven meetings and the Transaction Committee held six meetings. The Executive Committee did not meet during 2017. Each director attended over 75% of the Board meetings and each director’s respective committee meetings in 2017.

Although we do not have a policy requiring directors’ attendance at annual meetings of stockholders, they are expected to do so. Each of our directors attended our 2017 annual meeting of stockholders.

The Board of Directors regularly meets in executive session, without management present. Generally, these executive sessions follow after each quarterly meeting of the Board and each committee. In addition, the independent directors of the Board and the committees meet regularly in independent sessions without management or non-independent directors present. Alex Shumate, our Chairman and lead independent director, presides over such independent, non-management sessions of the Board. In 2017, the independent directors met at least four times in such independent sessions. As deemed necessary, directors also discuss matters informally between Board and committee meetings.

Board Committees

Our Board of Directors has the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Transaction Committee and Executive Committee.

Each of our committees operates pursuant to a written charter.

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Corporate Governance

Under our corporate governance guidelines, the composition of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee must comply with the rules of the SEC and listing standards and other rules and regulations of NASDAQ, as amended or modified from time to time. Our corporate governance guidelines define “independent director” by reference to the rules of the SEC and rules, regulations and listing standards of NASDAQ, which generally deem a director to be independent if the director has no relationship that may interfere with the exercise of the director’s independent judgment, and which further impose heightened requirements of independence for members of the Audit and Compensation Committees. Our Board of Directors may from time to time establish other committees to facilitate the management of our Company. Additional information about each of the committees, including committee composition, set forth below.

Audit Committee Number of Meetings in 2017: 10

The Audit Committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The Audit Committee selects, approves compensation of, assists and meets with the independent auditor, oversees each annual audit and quarterly review, discusses with management disclosures relating to our internal controls over financial reporting and prepares the report that federal securities laws require be included in our annual proxy statement. The Board has determined each of Ms. Wentworth, Mr. Gamble and Mr. Sullivan to be an audit committee financial expert. Each member of the Audit Committee has been determined to be independent in accordance with the NASDAQ listing standards applicable to service on audit committees.

Members: • Ms. Wentworth (chair)* • Mr. Gamble* • Mr. Sullivan* *Financial Expert
Compensation Committee Number of Meetings in 2017: 6

The Compensation Committee is delegated authority to approve the compensation and benefits of our executive officers, administers and makes recommendations to our Board of Directors regarding our compensation and stock incentive plans, and produces an annual report on executive compensation for inclusion in our proxy statement. Each member of the Compensation Committee has been determined to be independent in accordance with the NASDAQ listing standards applicable to service on compensation committees. The Compensation Committee operates pursuant to a written charter.

Members: • Mr. Nielsen (chair) • Mr. Klayko • Ms. Wentworth
Nominating and Corporate Governance Committee Number of Meetings in 2017: 7

The Nominating and Corporate Governance Committee develops and recommends to our Board of Directors a set of corporate governance guidelines, a code of business conduct and ethics and related Company policies and periodically reviews and recommends updates and changes to such guidelines, code and policies to the Board of Directors, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NASDAQ, establishes criteria for prospective members of our Board of Directors and conducts candidate searches and interviews. Each of the Committee members has been determined to be independent in accordance with the applicable NASDAQ listing standards.

Members: • Mr. Sullivan (chair) • Mr. Klayko • Mr. Shumate
Transaction Committee Number of Meetings in 2017: 6

The Transaction Committee assists our Board of Directors between meetings in fulfilling its oversight responsibility with its review and monitoring of strategic transactions and capital allocations.	Members: • Mr. Klayko (chair) • Mr. Ferdman • Ms. Wentworth
Executive Committee Number of Meetings in 2017: 0

The Executive Committee has the authority and power to exercise all duties of the Board between meetings, except as prohibited by law, when urgent action is required and such other functions which from time to time may be assigned to it by the Board. The Executive Committee is responsible for reporting to the full Board at its next regular meeting all actions taken or items discussed at any committee meetings.

Members: • Mr. Shumate (chair) • Mr. Wojtaszek • Ms. Wentworth

2018 Proxy Statement	17

Corporate Governance

Board and Committee Evaluations

The Board and each of its committees perform an annual performance evaluation, with each director performing a self-evaluation of his or her Board and committee experiences. The Nominating and Corporate Governance Committee oversees the self-evaluation process and considers all methods of performing these evaluations. For 2017, the self-evaluations were conducted through questionnaires prepared by the Secretary of the Board. Generally, the evaluation process described below is managed by the Secretary’s office with oversight by the Nominating and Corporate Governance Committee to ensure the process remains as thorough and transparent as possible.

Our Board evaluations cover the following topics:

•	Organization & Membership

•	Key Responsibilities

•	Accountability & Independence

•	Meetings, Information & Resources

▼

Role of the Board in Risk Oversight

One of the key functions of the Board of Directors is informed oversight of our risk management process. The Board of Directors administers this oversight function directly, with support from the other standing committees of the Board, each of which addresses risks specific to their respective areas of oversight. In particular, among other things, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Audit Committee also monitors compliance with the Company’s policy on related party transactions, and our executives’ compliance with the Company’s code of business conduct and ethics. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. The Transaction Committee reviews risks relating to strategic transactions and capital allocations.

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Corporate Governance

Nomination of Directors

Before each annual meeting of stockholders, the Nominating and Corporate Governance Committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders, and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reason. In addition to considering incumbent directors, the Nominating and Corporate Governance Committee may identify director candidates based on recommendations from any qualified individual or group, including, but not limited to, stockholders, the incumbent directors and members of management. The Committee has, and may in the future, engage the services of third-party search firms to assist in identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole, its committees, and of each individual director and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience.

The Board of Directors considers director candidates based on a number of attributes including:

•	Established leadership reputation in his/her field

•	Reputation for good business judgment

•	Active in business or academia

•	Knowledge of business on a national/global basis

•	Meets high ethical standards

•	Commitment to regular Board/committee meeting attendance

•	Familiarity with data center facilities and operations

•	Whether the candidate would contribute to Board’s diversity of experience, profession, expertise, skills and background (including with respect to race and gender)

Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function. As noted immediately above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The Nominating and Corporate Governance Committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the Board of Directors.

The Nominating and Corporate Governance Committee will consider appropriate director candidates recommended by a stockholder of our Company, evaluating such candidates on the same basis as any other candidates. We did not receive any recommendations of director candidates or director nominations by stockholders for the 2018 annual meeting.

Recommendations for nominations should be addressed to CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Robert M. Jackson, Secretary, indicating the candidate’s qualifications and other relevant biographical information and providing confirmation of the candidate’s consent to serve as a director, if elected. Stockholders may also nominate qualified individuals for election to the Board of Directors by complying with the advance notice and other requirements of our Bylaws regarding director nominations. These requirements are also described under the caption “Stockholder Proposals.”

2018 Proxy Statement	19

Corporate Governance

Majority Voting Resignation Policy for Election of Directors

Our corporate governance guidelines provide that, as a condition to nomination, each director will agree to offer to resign if at a meeting of the stockholders relating to an uncontested election, the director receives a greater number of votes “withheld” than votes “for” such election. The Nominating and Corporate Governance Committee will consider the offer and recommend to the Board whether to accept or reject the offer to resign within 60 days following the certification of the stockholder vote. No later than 90 days following the certification of the stockholder vote, the Board will decide whether to accept the offer to resign. Any director who offers to resign is prohibited from participating in the Nominating and Corporate Governance Committee’s deliberations or recommendation, or in the Board’s deliberations and determination, regarding whether to accept his or her offer of resignation.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our employees participate on the Compensation Committee.

Corporate Governance Materials Available on Website

We have adopted corporate governance guidelines and a code of business conduct and ethics that applies to all of our executive officers and employees, and each member of the Board of Directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The following documents are available at our website at www.cyrusone.com in the “Corporate Governance” area of the “Company-Investors” tab:

• Corporate Governance Guidelines	• Compensation Committee Charter

• Code of Business Conduct and Ethics	• Nominating and Corporate Governance Committee Charter

• Audit Committee Charter	• Transaction Committee Charter

Each committee reviews its written charter annually. Copies of the documents listed above are available in print to any stockholder who requests them. Requests should be sent to CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Robert M. Jackson, Secretary.

Contacting the Board of Directors

Any party may contact the Board of Directors, any committee of the Board, the independent directors as a group, or any individual director(s), via mail at the address listed below.

c/o [Board of Directors / independent directors / committee / individual director name]

CyrusOne Inc.

2101 Cedar Springs Road, Suite 900

Dallas, Texas 75201

Any party may contact the Board of Directors via e-mail at: boardofdirectors@cyrusone.com

20	2018 Proxy Statement

Corporate Governance

The Audit Committee has adopted a process for anyone to send communications to the Audit Committee with concerns or complaints concerning our Company’s regulatory compliance, accounting, audit or internal controls. Any party may contact the Audit Committee via mail or email at the address listed below:

Chair

Audit Committee

CyrusOne Inc.

2101 Cedar Springs Road, Suite 900

Dallas, Texas 75201

auditcommittee@cyrusone.com

Alternatively, anyone may call our toll-free ethics and compliance helpline at 1-844-348-5823 or visit www.cyrusone.ethicspoint.com.

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.

In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded.

2018 Proxy Statement	21

Board Compensation for 2017

Board Compensation for 2017

Each of our directors who is not an employee of our Company or our subsidiaries receives compensation for service as a director as follows: (i) an annual grant of restricted stock with a grant-date fair value of $125,000 which vests on the first anniversary of the grant date, and (ii) an annual cash retainer of $75,000 ($175,000 for the Chairman of the Board). The chair of the Audit Committee receives an additional annual retainer of $25,000, the chair of the Compensation Committee receives an additional annual retainer of $20,000 and the chairs of the Nominating and Corporate Governance Committee and Transaction Committee receive an additional annual retainer of $15,000. Other members of the Audit and Compensation Committees receive an additional retainer of $10,000 and other members of the Nominating and Corporate Governance Committee and Transaction Committee receive an additional retainer of $7,500. We do not provide any per-meeting fees.

Our corporate governance guidelines specify that all non-employee directors are expected to hold shares worth at least five times the cash portion of the annual base retainer for non-employee directors. Our non-employee directors have five years from the time they are elected to meet the minimum ownership requirements.

Directors are also covered by our written policy that prohibits hedging and pledging of Company securities, as described under “Other Compensation-Related Policies” on page 36 of this proxy statement.

The following table summarizes the compensation that we paid to our non-employee directors in 2017. Our CEO does not receive additional compensation for his service as a director, and his compensation for service as our CEO is disclosed in the Summary Compensation Table.

2017 Director Compensation Table

Name	Fees Earned ($)	Stock Awards ($)(1)	Total ($)
Alex Shumate	182,500	124,994	307,494
William E. Sullivan	100,000	124,994	224,994
Lynn A. Wentworth	104,375	124,994	229,369
T. Tod Nielsen	95,000	124,994	219,994
John W. Gamble, Jr.	98,125	124,994	223,119
David H. Ferdman	78,750	124,994	203,744
Michael A. Klayko	96,250	124,994	221,244

(1)	Reflects the aggregate grant date fair value of the restricted stock awards granted in 2017, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (FASB ASC 718). The assumptions used in the calculation of the grant date fair value are set forth in Note 17 to the financial statements in our annual report on Form 10-K filed with the SEC on February 22, 2018.

As of December 31, 2017, our non-employee directors held no stock options and the following number of unvested shares of restricted stock:

Name	Stock Awards (#)
Mr. Shumate	2,597
Mr. Sullivan	2,597
Ms. Wentworth	2,597
Mr. Nielsen	2,597
Mr. Gamble	2,597
Mr. Ferdman	2,597
Mr. Klayko	2,597

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Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee is responsible for the Company’s executive compensation philosophy and policies, as well as the annual executive compensation program that flows from them. This section of the Proxy Statement contains a detailed explanation of the compensation arrangements for our Named Executive Officers (“NEOs”) for fiscal year 2017, which were determined by the Compensation Committee. For the fiscal year ended December 31, 2017, our NEOs and their titles were as follows:

CyrusOne’s Named Executive Officers
Gary J. Wojtaszek President and Chief Executive Officer
Diane M. Morefield Executive Vice President and Chief Financial Officer
Venkatesh S. Durvasula Chief Commercial Officer
Kevin L. Timmons Chief Technology Officer
Robert M. Jackson Executive Vice President, General Counsel and Secretary

Executive Summary

Our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision and strategy. A key objective of our executive compensation program is to create an ownership culture that aligns pay to performance that advances our business strategies and overall stockholder value creation. Other objectives include encouraging high-performing executives to remain with us over the course of their careers. We believe that the amount of compensation for each of our NEOs reflects extensive management experience, continued high performance and exceptional service to CyrusOne. We also believe that our compensation strategies have been effective in attracting executive talent and promoting performance and retention.

Say on Pay—Investor Outreach

At the 2017 Annual Meeting of Stockholders, approximately 52% of the votes cast were in favor of the advisory vote to approve the Company’s executive compensation. This level of support was a significant decline from the prior years’ advisory votes (approximately 99% in each of 2016 and 2015) and also below what the Board and management overall consider satisfactory.

In order to better understand our investors’ views regarding our executive compensation programs, the Board, primarily through the Compensation Committee, engaged in stockholder outreach both before and

2018 Proxy Statement	23

Executive Compensation

following our 2017 annual meeting, reaching out to approximately 20 of our largest stockholders who collectively owned approximately 60% of our stock. In connection with this outreach, our Compensation Committee Chairman held individual meetings with stockholders who collectively owned approximately 40% of our outstanding common stock. The Chairman of our Compensation Committee directly connected with these investors to discuss our executive pay and its alignment with performance, and to solicit feedback on our compensation program and practices. Following the 2017 Annual Meeting, the Compensation Committee also engaged a new compensation consultant, FPL Associates (“FPL”), a nationally recognized compensation consulting firm specializing in the real estate industry, to assist it in reviewing our executive compensation program.

Our stockholders provided candid, constructive feedback, but highlighted a few common areas of concern described below. We have considered the concerns expressed by our stockholders and have taken, and expect to take, certain actions as a result thereof. Further, we will continue to take the feedback into consideration when future decisions are made with respect to executive compensation.

What We Heard	How We Responded
Targeting NEO compensation above the median is generally viewed negatively

Historically we have used the median and 75th percentile as primary points of reference when assessing the competitiveness of our targeted compensation for our NEOs to account for (1) the Company’s strong, sustained performance that has been well above the 75th percentile of its peers and (2) our NEOs’ stewardship of the Company during a period of rapid growth at an accelerated pace relative to its peers; beginning in 2018, we have revamped our peer group composition and market comparisons and we use the market median as the initial point of reference.

Meaningful changes in NEO compensation year-over-year require enhanced disclosure and rationale so that stockholders can thoughtfully assess such actions	We overhauled the presentation of this Compensation Discussion and Analysis to more clearly explain how we make executive compensation decisions

Our stockholders believe that one-time retention grants should have a degree of performance-based vesting and only be made in limited instances

While we do not anticipate the need for additional one-time retention awards to our NEOs in the future, to the extent any such awards are considered, we will evaluate altering the vesting requirements to include a performance condition as determined appropriate at that time.

We remain committed to listening to feedback from our stockholders and will continue to actively engage with our investors with regard to our executive compensation program and governance practices generally.

24	2018 Proxy Statement

Executive Compensation

Performance Highlights

Our performance on a one-year, three-year and five-year total shareholder return (“TSR”) basis significantly outperformed the MSCI US REIT Index, the S&P 500 and the Russell 2000.

(1)	CyrusOne’s TSR ranked third in the MSCI US REIT Index on a one-year and three-year basis.

Cumulative Total Shareholder Return since January 2013 IPO(1)

(1)	Assumes $100 investment in each on January 18, 2013 and reinvestment of dividends, if any.
(2)	Coresite, Digital Realty Trust, Equinix Inc. and QTS

Total Enterprise Value

2018 Proxy Statement	25

Executive Compensation

Compensation Objectives and Governance Highlights

Our fundamental objective is to be outstanding stewards of our stockholders’ capital by creating value on a consistent, long-term basis. Our compensation philosophy is to incentivize thoughtful capital allocation and value creation for our stockholders by attracting and retaining talented executives with competitive pay packages intended to create an ownership culture, to align the compensation for our executive officers with sustainable, consistent, balanced growth and to achieve specific short- and long-term goals set by the Compensation Committee. We use a combination of compensation programs to incent our executive officers to achieve growth and value creation over the short- and long-term. We supplement our pay for performance program with a number of compensation polices intended to encourage an ownership culture and align the interests of management with those of our stockholders. These include:

DESIGN PRINCIPLES
WHAT WE DO:		WHAT WE DON’T DO:
✓	We link pay to performance; we reward our NEOs based upon the value they create	×	We do not target pay above the market median but rather use it as an initial reference point
✓	We make pay variable based on performance; the vast majority (approximately 89% of our CEO’s pay and 79% of our other NEO’s pay) is at-risk	×	We do not encourage unnecessary or excessive risk taking as a result of our compensation policies
✓	We set rigorous and measurable performance goals at the beginning of the performance period across our short-term incentive and long-term incentive plans, placing significant emphasis on multi-year, total stockholder return performance	×	We do not guarantee incentive compensation under our annual cash bonus or long-term incentive plan
✓	We compensate fairly and competitively, but not excessively	×	We do not have uncapped bonus amounts under our incentive plans.

GOVERNANCE PRACTICES
WHAT WE DO:		WHAT WE DON’T DO:
✓	We have robust stock ownership guidelines for our executive officers and directors	×	We do not provide NEOs with tax gross-ups upon a change in control
✓	We maintain a clawback policy whereby we can recoup incentive compensation in the event of certain financial restatements	×	We do not re-price outstanding stock options, whether vested or unvested
✓	We prohibit pledging and hedging of our common stock	×	We do not pay dividends or dividend equivalents on unvested performance shares – rather, such amounts are paid if and to the extent the applicable performance targets are met
✓	The Compensation Committee retains an independent compensation consultant. The consultant does not work for the Company other than advising the Compensation Committee	×	We do not provide separate benefit plans for our NEOs; our NEOs participate in the same benefit plans available to salaried employees
✓	We perform an annual compensation risk assessment	×	We do not provide pension benefits or supplemental retirement plans
✓	We engage with our stockholders on compensation and governance manners	×	We do not provide excessive perquisites to our NEOs

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Executive Compensation

Alignment of Pay with Performance

Our executive compensation program provides significant alignment between pay and performance by linking a meaningful portion of our NEOs’ total compensation to the achievement of operational and strategic goals through our annual bonus program, as well as relative total shareholder return (TSR) goals, which contains an absolute total shareholder return component for additional rigor through our long-term incentive program (i.e., if TSR is greater than the index but on an absolute basis is negative, the payout is reduced by 50%). In 2017, approximately 89% of our Chief Executive Officer’s total target compensation and approximately 79% of our other NEO’s total target compensation was performance-based and/or at risk (which includes time-based restricted stock grants under our 2012 Amended and Restated Long Term Incentive Plan (“2012 Plan”)) that vest over a three-year period, with the ultimate value subject to our stock performance.

The following charts present the allocation of total pay among different components for our Chief Executive Officer and the weighted-average of each component for our other NEOs as a group.

CEO	Other NEOs

How We Make Compensation Decisions

Role of Executive Officers, the Compensation Committee and the full Board of Directors

All compensation for the NEOs (including the Chief Executive Officer) is set by the Compensation Committee annually. The Compensation Committee also determines measurements and targets, and performance relative to them, under our annual and long-term incentives for the NEOs. Individual base salaries, and annual and long-term incentive targets, are determined by the Committee after taking into consideration a number of internal and external factors, including the external marketplace and peer group data, the executive’s position and responsibility, the demand for executive talent in the marketplace, the Company’s performance, and the individual’s performance and future potential. The Compensation Committee also considers the CEO’s self-performance evaluation when setting the CEO’s compensation and, with respect to each of the other NEOs, the CEO’s recommendations for base salary, annual incentive awards and long-term incentive grants based on his assessment of their individual performance.

Role of Compensation Consultants and Market Data

During the first half of 2017, the Compensation Committee engaged Christenson Advisors to assist it in the performance of its duties and to make recommendations to the Compensation Committee with respect to NEO and director compensation. Christenson assisted the Compensation Committee in development of the peer group for 2017 and advised the Compensation Committee on the 2017 base salaries, target bonuses and LTI awards for our NEOs and directors.

2018 Proxy Statement	27

Executive Compensation

In July 2017, following the 2017 Annual Meeting, the Compensation Committee engaged FPL as its independent advisor. Our Compensation Committee worked with FPL to update our peer groups for 2018 and to conduct a competitive market assessment of the compensation elements for each of our executive officers, compared to our peer groups.

In engaging each of Christenson and FPL, the Compensation Committee considered the consultant’s independence and actual or potential conflicts of interest. In connection with this review, the Compensation Committee solicited information regarding work for the Company, fees paid, relationships with members of the Board or management, ownership of Company stock and other information. The Compensation Committee is not aware of any conflicts of interest or other matters with either Christenson or FPL that affected the consultant’s independence.

Use of Data

The Committee believes that data plays an important role in the design and implementation of optimal compensation programs. The Committee considers a number of types of internal and external data in making both individual and plan-level compensation decisions. Peer group data plays an important role in our compensation decision making, enabling the Committee to evaluate whether the Company’s compensation policies are aligned with Company performance and providing the Committee a market check of its compensation program design and features. The Compensation Committee uses peer groups to maintain an awareness of market data and pay practices, but considers various factors-each as discussed in greater detail below in this Compensation Discussion and Analysis and does not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, our Compensation Committee uses data and the market median as an initial reference point and their judgement in its decision-making process.

Use of Judgment

The Committee believes that the application of its collective experiences and judgment is as important to excellence in compensation as the use of data and formulae, and the Company’s compensation policies and practices as described herein reflect this belief. Market data provides an important tool for analysis and decision-making. However, the Compensation Committee believes that over-reliance on data can give a false illusion of precision. Consequently, the Compensation Committee also gives consideration and emphasis to an individual’s personal contributions to the organization, as well as his skill set, qualifications and experience. The Compensation Committee also values and seeks to reward performance that develops talent within the Company, embraces the sense of urgency that we believe distinguishes the Company and demonstrates the qualities of imagination and drive that enables a Company executive to resolve longer-term challenges and address important new issues. The Compensation Committee believes these and similar qualities and attributes are not easily correlated to typical compensation data, but also deserve consideration and weight in reaching compensation decisions.

Peer Groups

In light of the Company’s unique operating business, which combines aspects of both a real estate/asset business and a technology/operating business, the Compensation Committee and Christenson identified three different peer groups to be used in making 2017 compensation decisions:

•	a direct competitor peer group, which includes competitors against which the company competes for colocation customers;

•	a size based peer group, which includes real estate investment trusts that are comparable in size and against which the Company’s financial performance is measured by the real estate investors; and

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Executive Compensation

•	a cloud based technology group, which includes companies that provide thought leadership on products which drive colocation decisions for companies such as ours.

The table below identifies the companies in each of these three peer groups. The direct competitor peer group and the cloud computing peer group remained the same as the peer group from the prior year. The size-based peer group changed substantially due to the Company’s growth/increase in size but include five common peers from the prior year.

Direct Competitor Peer Group

Digital Realty Trust	Dupont Fabros Technology, Inc.	CoreSite

QTS Realty Trust	Equinix

Size-Based Peer Group

Colony Starwood Homes	CubeSmart	DCT Industrial Trust, Inc.*

EPR Properties	Equity One, Inc.	Gramercy Property Trust, Inc.

Healthcare Realty Trust Incorporated	Healthcare Trust of America, Inc.*	Hudson Pacific Properties, Inc.*

Medical Properties Trust, Inc.*	OUTFRONT Media Inc	Retail Properties of America, Inc.

STORE Capital Corporation*	Tanger Factory Outlet Centers, Inc.	Washington Prime Group, Inc.

Weingarten Realty Investors

Cloud Computing Peer Group

VMware	Citrix Systems	Salesforce.com

CenturyLink/Savvis	Rackspace	Endurance International Group

*	Included in prior year peer group

2018 Proxy Statement	29

Executive Compensation

2017 Executive Compensation Components

	Component	Objective	Key features

Fixed compensation	Base salary	To provide salary levels sufficient to attract and retain NEOs

•  Fixed cash salary that is both market-derived and market-driven.

•  Varies year-to-year based on NEO performance as well as Company performance.

•  Adjustments considered yearly based on median salaries of peer company NEOs.

Variable compensation	Annual incentive bonus	To encourage NEOs to pursue annual goals that will benefit the Company and stockholders in both the short- and long-term.

•  80% of our annual cash bonus awards are tied to achievement of financial goals (30% is tied to revenue and 50% is tied to Normalized FFO).

•  20% of our annual cash bonus awards are tied to individual performance.

	Long-term incentive	To promote NEO retention and create an ownership culture that closely aligns the interests of the NEOs with those of our stockholders.

•  75% of our LTI awards consist of a performance-based restricted stock unit component, which vests over a three-year period contingent upon achievement of relative TSR goals.

•  25% of our LTI awards consist of a time-based restricted stock unit component, which vests ratably over three years.

Base Salary

Policy and Process. Base salary, which under our compensation program is market-derived and market-driven, represents the fixed component of our executive officer compensation program paid in cash. The main purpose of base salary compensation is to provide salary levels sufficient to attract and retain executive officers. Base salary is targeted to be approximately 10% to 30% or less of total target annual compensation opportunity for each of the NEOs. The actual percentages will vary from year to year based on each NEO’s performance, as well as the Company’s performance, within that year. Because one of the primary objectives of our executive compensation program is to instill an ownership mentality, the base salary component constitutes a smaller percentage of total compensation than incentive-based compensation. On an annual basis, the Compensation Committee reviews the base salary of each of the NEOs and considers adjustments to place executive officer base salary in a position approximately equal to the median base salary paid to similarly situated executives of the peer group companies, subject to further adjustment for individual performance and personal contributions.

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Executive Compensation

2016 and 2017 Base Salaries. The Compensation Committee reviewed base salaries in February 2017 as part of its annual compensation review and determined no adjustments were necessary for 2017.

The table below summarizes the base salaries approved for each of our NEOs for 2017:

	2017 Base Salary ($)	2016 Base Salary ($)	Change %
Mr. Wojtaszek	800,000	800,000	0.0%
Ms. Morefield	425,000	425,000	0.0%
Mr. Durvasula	450,000	450,000	0.0%
Mr. Timmons	400,000	400,000	0.0%
Mr. Jackson	320,000	320,000	0.0%

Annual Incentive Bonus Opportunity

Policy and Process. Our annual incentive bonus awards are designed to encourage our executive officers to pursue annual goals that will inure to the benefit of our Company and stockholders in both the short- and long-term. Annual incentive bonus award opportunities are intended to reward NEOs whose contributions improve the operational performance of our existing portfolio and the Company, enhance short-term strategic goals and generate new business opportunities and investments, all of which are intended to create stockholder value over the long-term.

Each of our NEOs participated in our annual incentive bonus plan for 2017, pursuant to which each executive had an opportunity to earn additional cash compensation based on achievement of pre-established financial goals (weighted 80%) and individual performance (weighted 20%).

The Compensation Committee reviewed the bonus targets of our NEOs in February 2017 as part of its annual compensation review and determined no adjustments were necessary for 2017, except the annual incentive bonus opportunity target for Mr. Jackson was increased to 100% of his base salary after consideration of peer group data and Mr. Jackson’s strong contributions in 2016.

The table below depicts the annual incentive bonus opportunity for each NEO:

Name	Threshold ($)	Target ($)	Maximum ($)
Mr. Wojtaszek	$350,000	$1,400,000	$2,800,000
Ms. Morefield	$106,250	$425,000	$850,000
Mr. Durvasula	$112,500	$450,000	$900,000
Mr. Timmons	$100,000	$400,000	$800,000
Mr. Jackson	$80,000	$320,000	$640,000

Financial Goals. 80% of the total annual incentive bonus opportunity was tied to achievement of Company financial goals. The financial performance component of the 2017 bonus opportunities for the NEOs was based on achieving certain minimum levels of revenue (30% weight) and Normalized FFO (50% weight). The following table shows the threshold, target, maximum and actual performance levels for each financial component of the 2017 bonus opportunities for our NEOs, in millions:

	Threshold (80% of Target) ($)	Target (100%) ($)	Maximum (115% of Target) ($)	2017 Actual ($)
Revenue	536.2	670.2	770.7	672.0
Normalized FFO(1)	207.2	259.0	297.9	278.9

(1)	See Appendix A for definition and reconciliation to GAAP measures.

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Executive Compensation

Revenue: The Compensation Committee considers revenue to be an important indicator of financial performance. It also is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate performance. The revenue target established for 2017 was approximately 27% higher than the actual revenue for 2016 ($670.2M vs. $529.1M). Actual revenue for 2017 was $672 million, or 100.3% of target.

Normalized FFO: The Compensation Committee considers Normalized FFO to be an important indicator of the Company’s overall financial performance. It also is a metric typically evaluated by investors and analysts and is used by many of our peers to evaluate performance. The Normalized FFO target established for 2017 was approximately 23% higher than the actual Normalized FFO results for 2016 ($259M vs. $210.2M). Actual Normalized FFO for 2017 was $278.9 million, or 107.7% of target.

In determining payouts, the following sliding scale is applied to the financial performance targets, with data between points interpolated on a straight-line basis. Based on this, the Company’s performance relative to the financial goals resulted in a weighted payout of 106.4%.

Performance Percentage of Target	Payout Percentage
<80%	0%
80%	25%
90%	50%
100%	100%
115%	200%

Individual Performance. 20% of the annual bonus opportunity for each NEO relates to his or her individual performance and contributions relative to the Company’s achievement of the financial performance measures. While the Company’s revenue and Normalized FFO performance in 2017 resulted in above-target payouts on the financial goals, the CEO recommended, and the Compensation Committee approved, the payout of the individual performance component at target for all NEOs.

2017 Annual Incentive Bonus Payouts. The following table sets forth the award earned by each NEO under the 2017 annual incentive bonus plan (and, for reference, under the 2016 annual incentive bonus plan):

	2017		2016
Name	($)	% of Target	($)		% of Target
Mr. Wojtaszek	1,769,601	126.4	1,979,757		143.9
Ms. Morefield	537,200	126.4	58,818	(1)	143.9
Mr. Durvasula	568,800	126.4	647,685		143.9
Mr. Timmons	505,600	126.4	575,720		143.9
Mr. Jackson	404,480	126.4	322,403		143.9

(1)	Reflects pro-rated payout. Ms. Morefield joined the Company in November 2016.

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Executive Compensation

Actual payouts to the named executive officers were determined by the Compensation Committee based on the Company’s attainment of the financial goals described above, and a qualitative assessment of each NEO’s individual accomplishments and contributions to the Company’s performance.

Long-Term Incentives

Policy and Process. The third component of NEO compensation is targeted toward providing rewards for long-term stockholder value creation. The Compensation Committee believes that long-term incentive awards are the component of executive compensation best suited to promote retention and create an ownership culture that closely aligns the interests of the executive officers with those of our stockholders. Accordingly, at the target level, long-term incentive awards constitute the highest targeted percentage of any of the compensation components paid to each of our NEOs.

Long-Term Incentive Compensation Program. We believe that outstanding long-term performance is achieved through an ownership culture that encourages a focus on long-term stockholder value creation by our executive officers through the use of equity-based awards. In particular, the Compensation Committee and the Board feel that one way to align the Company’s strategy with the executive long-term incentive compensation is to tie the awards directly to the returns provided to our stockholders. As such, long-term incentive (“LTI”) awards are made annually under our long-term incentive compensation programs.

2017 LTI Awards. The LTI awards granted to our NEOs in 2017 consisted of a performance-based restricted stock unit component (75%), which vests ratably based upon achievement of specified TSR goals as compared to the MSCI US REIT Index over a three-year performance period (2017-2019), and a time-based restricted stock unit component (25%) which vests ratably over three years.

Long-Term Incentive Program

For purposes of our LTI awards, TSR is defined as (1) the trailing one month average adjusted closing stock price at the end of the period minus the trailing one month average adjusted closing stock price at the beginning of the period, divided by (2) the trailing one month average adjusted closing stock price at the beginning of the period.

For the 2017 performance awards, vesting occurs over a three year period contingent upon TSR achievement relative to the MSCI US REIT Index for the applicable performance period(s). However, even if TSR achievement exceeds the index performance, if absolute TSR achievement is negative, then the vesting amount is reduced by 50%. For the first and second years of the performance period, the maximum is capped at the ratable target amount. For the third year of the performance award, if TSR achievement sufficiently exceeds the applicable index, the maximum vesting is 200% of the target award less the vestings earned in prior years.

In determining the performance metrics for the 2017 awards, the Committee considered the relevant peer data as well as market best practices in determining TSR as the sole metric. TSR continues to be a useful financial measure for long-term performance, since it is widely accepted by investors as well as tracking the historical financial information presented in previous years. LTI awards granted in 2015 and 2016 also included a return on assets (“ROA”) metric. The Compensation Committee believes that TSR is more directly focused on stockholder returns, and elimination of the ROA metric also removes volatility associated with acquisitions that remain part of the Company’s growth strategy, which the Company has announced as a key part of its strategic plan.

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Executive Compensation

In February 2017, we granted LTI awards to our NEOs with the following grant date fair values determined in accordance with FASB ASC 718:

	Total Target LTI Award Value ($)	Performance Shares (at target) ($)	Time-Based Restricted Stock ($)
Mr. Wojtaszek	4,447,111	3,547,128	899,983
Ms. Morefield	1,049,975	837,481	212,494
Mr. Durvasula	1,111,645	886,685	224,960
Mr. Timmons	989,446	789,225	200,221
Mr. Jackson	790,514	630,530	159,984

The Compensation Committee determined the 2017 LTI award values for the named executive officers based on competitive market data, individual performance in 2016, and the value of the other components that make up an executive’s target total direct compensation. In recognition of Mr. Wojtaszek’s individual performance, his contributions to the Company’s performance since its IPO, and review of the market and peer data provided by Christenson Advisors, the Compensation Committee approved an increase in the target value of Mr. Wojtaszek’s LTI award for 2017. There were no off-cycle or special retention grants made in 2017 to any of the NEOs.

LTI Payout Determinations

In February 2018, the Compensation Committee certified the performance results under our performance awards that vested based upon the performance period ending December 31, 2017, as further described below.

2016 and 2015 LTI Performance Awards

The performance awards granted in 2016 and 2015 consisted of restricted stock which vests over a three-year performance period based upon achievement of specified performance metrics 50% of the performance awards were tied to the achievement of relative TSR goals and 50% were tied to the achievement of return on asset (ROA). For each of the first two years in the applicable performance period, if actual performance exceeds the target, the maximum number of shares that can be earned is capped at one-third of the total target award. If cumulative TSR over the three-year performance period exceeds the MSCI US REIT index by more than 2%, up to 200% of the target award subject to TSR performance may vest. If at the end of the third year ROA meets or exceeds 19.5%, up to 200% of the target award subject to ROA performance may vest. Additional information about the 2016 and 2015 performance awards is disclosed in the Outstanding Equity Awards at 2017 Fiscal Year End table.

2017 LTI Performance Awards

The performance awards granted in 2017 vest solely upon achievement of TSR targets compared to the MSCI US REIT Index. Actual TSR for 2017 was 34.47%, resulting in achievement at 200% for the portion of the awards based solely on 2017. Payouts for the 2017 performance period were capped at 100%. Actual shares that vested for each NEO as a result of 2017 performance are as follows: Mr. Wojtaszek-18,700; Ms. Morefield-4,415; Mr. Duvasula-4,675; Mr. Timmons-4,161; and Mr. Jackson-3,324. The target and maximum number of shares that may be earned by the NEOs under the 2017 performance awards over the full three year performance period are disclosed in the Grants of Plan-Based Awards Table for 2017.

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Executive Compensation

The following table shows the 2017 performance year actual payout for the performance-based restricted stock awards granted in 2016 and 2015:

2016 Awards:

Performance Measure	Target		Maximum	Actual Performance	Payout%(1)
TSR	≥	Index	> 2.0% above Index	60.4% above Index	100%
ROA		16.0%	19.5%	17.0%	100%
Earned Award as % of Target					100%

(1)	Up to one-third of the total target award can be earned in each of the first two years of the performance period (2016 and 2017).

2015 Awards:

Performance Measure	Target		Maximum	Actual Performance	Payout%
TSR	≥	Index	> 2.0% above Index	129.5% above Index	200%
ROA		16.0%	19.5%	17.0%	128.6%
Earned Award as % of Target					164.3%

Other Elements of Compensation

Retirement and Other Benefits

Benefits are established based upon a determination of what is needed to aid in attracting and retaining a talented and motivated work force. The Compensation Committee does not view benefits and perquisites for our NEOs as a key component of our executive compensation program. Our NEOs participate in benefit plans on the same terms as our other participating employees and their total value remains a negligible percentage of each executive officer’s total compensation package.

We provide no perquisites or other personal benefits to our NEOs that are not available to all employees of the Company other than a cell phone allowance and, for Mr. Durvasula, a car allowance. We provide the following benefits to all employees of the Company: medical, dental, vision and disability insurance, parking at our corporate offices or public transportation credit, 401(k) employer match and group life insurance premiums. Under our tax-qualified 401(k) plan, we make a matching contribution on behalf of each participant equal to the first 5% of compensation contributed to the plan by the participant up to the federally mandated maximum. Our NEOs may participate in the plan on the same terms as our other participating employees. We do not maintain any defined benefit or supplemental retirement plans.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs and may revise, amend or add to any such benefits and perquisites in the future if it deems advisable.

Severance Benefits

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide the NEOs with severance protection provided in an employment agreement. Each NEO is entitled to certain severance benefits based on the nature of their termination. See “Compensation of Executive Officers—Employment and Related Agreements” and “Compensation of Executive Officers—Potential Payments Upon Termination or a Change in Control” below for complete details of severance benefits payable to the NEOs upon termination or change in control.

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Executive Compensation

Other Compensation-Related Policies

Stock Ownership Guidelines. The Company’s corporate governance guidelines specify that the Chief Executive Officer is expected to hold shares worth at least three times his or her annual base pay, and each other NEO is expected to hold at least one and a half times his or her annual base pay. Our executive officers have five years from the date on which he or she becomes an executive officer to comply with our stock ownership guidelines. As of December 31, 2017, each of our NEOs has met the minimum requirements for stock ownership.

Hedging and Pledging. The Company has a written policy prohibiting employees, including officers and directors, from owning or trading in derivative financial instruments, short-selling, or engaging in hedging transactions that enable continued ownership of the Company’s securities without the full risks and rewards of ownership. Executive officers and directors, and certain other employees, are also prohibited from pledging Company securities, absent specific preapproval.

Clawback. The Company has a written clawback policy allowing it to recover incentive payments and equity awards realized by our NEOs and certain other employees in the preceding three years in the event of a material restatement of the Company’s financial statements, if the incentive payments or amount of equity awards received would have been lower if calculated based on the restated financials, and the executive engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement.

Repricing Prohibition. The Company maintains prohibitions on the re-pricing of underwater stock options, and cash buyouts of underwater stock options.

Double-trigger change-in-control severance benefits. Cash severance benefits under an executive’s employment agreement are not payable upon a change of control unless the executive is terminated without cause or experiences a constructive termination, in each case, within 12 months following the change in control.

Employment Agreements

The Company has entered into written employment agreements with each of our NEOs. Employment agreements allow the Company the flexibility to make changes in key positions with or without cause, and minimize the potential for disagreements or litigation, by establishing separation terms in advance, including arbitration provisions and the execution of appropriate releases, and perpetuation of important confidentiality and non-competition restrictions. The benefits specified in the employment agreements, including the severance and change in control payments, are important provisions designed to ensure the recruitment and retention of quality executive talent.

Pursuant to their respective employment agreements, each of our NEOs is generally entitled to severance payments in the event his or her employment is terminated (a) other than for cause, (b) as a result of a constructive termination or (c) under certain circumstances within one year following a change in control (as defined in the 2012 Plan Plan).

Our NEOs are not entitled to any change in control benefits absent their termination of employment (discussed above), with the exception of accelerated vesting of their equity awards granted under the 2012 Plan under certain circumstances for Messrs. Wojtaszek, Durvasula and Timmons. Information regarding the severance payable to our NEOs pursuant to their employment agreements and treatment of outstanding equity awards under the Existing Plan can be found at “Executive Compensation Tables-Potential Payments Upon Termination of Employment or Change in Control.”

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Executive Compensation

Compensation Committee Analysis of Risk

The Compensation Committee engaged FPL to perform an annual assessment for the Compensation Committee to determine whether the Company’s compensation practices, plans and policies encourage unnecessary risk taking or create risks that are reasonably likely to have a material adverse effect on the Company. These assessments reviewed the material elements of executive and non-executive employee compensation. Based on these assessment, we concluded these policies and practices do not encourage unnecessary risk taking or create risk that is reasonably likely to have a material adverse effect on CyrusOne.

2018 Compensation Decisions

Following our 2017 say-on-pay vote results, the Compensation Committee engaged FPL as its new compensation consultant to assist it in reviewing our executive compensation program. During the second half of 2017, the Committee worked with FPL to update our peer groups resulting in two distinct peer sets: a Technology Real Estate Peer Group and a Size-Based REIT Peer Group. The Committee worked with FPL to conduct a competitive market assessment of the compensation of our executive officers relative to our updated peer groups, which was used in evaluating decisions regarding 2018 compensation. In that regard, in February 2018, the Committee approved the 2018 target compensation for each NEO and the performance goals for the 2018 annual bonus plan and 2018 LTI awards. For 2018, the Committee did not make any changes to the design of our annual or long-term incentive plans, including in particular the emphasis on performance requirements. For our CEO, his 2018 base salary and annual incentive bonus opportunity remained unchanged from 2017, while the total dollar value of his target 2018 LTI award was increased by approximately 20% based primarily on market data, individual and Company performance and strong demand for executive talent. For the other NEOs, the Committee approved base salary increases ranging from 6% to 12% and increased the dollar value of target 2018 LTI awards by 10% to 50%, in each case based primarily on market data and strong demand for executive talent. The annual incentive bonus opportunity, as a percentage of salary, remain the same as 2017. The Committee did not grant any special one-time retention awards.

2018 Proxy Statement	37

Compensation Committee Report

Compensation Committee Report

The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for the Company’s other named executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2018 Annual Meeting of Stockholders for filing with the SEC.

Compensation Committee:

T. Tod Nielsen (Chair)

Michael A. Klayko

Lynn A. Wentworth

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Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by the Company’s NEOs for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock/Unit Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total($)
Gary J. Wojtaszek	2017	800,000	—	4,447,111	—	1,769,600	9,092	7,025,803
President and Chief	2016	772,000	—	5,270,972	624,997	1,979,757	11,675	8,659,401
Executive Officer	2015	618,000	—	1,218,750	406,250	1,099,654	281,609	3,624,263
Diane M. Morefield(6)	2017	425,000	—	1,049,975	—	537,200	11,152	2,023,327
Executive Vice President and Chief Financial Officer	2016	40,865	—	1,099,992	—	58,818	150,300	1,349,975
Venkatesh S. Durvasula	2017	450,000	—	1,111,645	—	568,800	13,840	2,144,285
Chief Commercial	2016	436,231	300,000	3,353,153	262,502	647,685	14,116	5,013,687
Officer	2015	360,500	—	787,500	262,500	513,172	132,962	2,056,634
Kevin L. Timmons	2017	400,000	—	989,446	—	505,600	9,455	1,904,501
Chief Technology Officer	2016	393,923	—	2,349,173	199,998	575,720	8,106	3,526,920
	2015	360,500	—	600,000	200,000	513,172	137,063	1,810,735
Robert M. Jackson	2017	320,000	—	790,514	—	404,480	11,832	1,526,826
Executive Vice President,	2016	320,000	138,880	257,100	80,001	322,403	14,178	1,132,562
General Counsel and Secretary	2015	129,231	—	240,000	80,000	110,680	202,953	762,864

(1)	For 2016, reflects a discretionary bonus awarded to Mr. Durvasula for his contributions to record sales accomplishments and the acquisition and integration of the CME data center and to Mr. Jackson based on external and internal pay equity.

(2)	Reflects the aggregate grant date fair value of stock/unit awards, determined in accordance with FASB ASC 718. The assumptions used in the calculation of the grant date fair values of these awards are set forth in Note 17 to the financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2018.

The amount shown consists of time-based and performance-based restricted stock/unit awards at target in the following amounts:

	Grant Date Fair Value—Performance-Based Restricted Stock/Units ($)			Grant Date Fair Value—Time-Based Restricted Stock/Units ($)
	Fiscal 2017	Fiscal 2016	Fiscal 2015	Fiscal 2017	Fiscal 2016	Fiscal 2015
Mr. Wojtaszek	3,547,128	1,531,837	914,063	899,983	3,739,134	304,687
Ms. Morefield	837,481	—	—	212,494	1,099,992	—
Mr. Durvasula	886,685	643,376	590,625	224,960	2,709,776	196,875
Mr. Timmons	789,225	490,130	450,000	200,221	1,859,043	150,000
Mr. Jackson	630,530	196,066	180,000	159,984	61,034	60,000

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Executive Compensation Tables

Assuming performance at maximum levels, the performance-based restricted stock/unit awards valued at the closing stock price on grant date are shown below:

	Value of Performance-Based Restricted Stock/Unit Assuming Maximum Performance ($)
	Fiscal 2017	Fiscal 2016	Fiscal 2015
Mr. Wojtaszek	5,399,993	2,810,648	1,828,126
Ms. Morefield	1,274,964	—	—
Mr. Durvasula	1,349,950	1,180,499	1,181,250
Mr. Timmons	1,201,421	899,375	900,000
Mr. Jackson	959,905	359,765	360,000

(3)	Reflects the aggregate grant date fair value of stock options granted to the NEOs in 2015 and 2016, computed in accordance with FASB ASC 718. No option awards were granted in 2017. The assumptions used in the calculation of the grant date fair values of the awards are set forth in Note 17 to the financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2018.

(4)	Reflects annual incentive plan awards earned for the year indicated. For a detailed discussion regarding our annual incentive plan, see “Compensation Discussion and Analysis- Executive Compensation Components, Annual Bonus,” above.

(5)	The components of the “All Other Compensation” column for 2017 include the following:

	401(k) Match ($)	Insurance ($)(a)	Perquisites ($)(b)	Total
Mr. Wojtaszek	5,252	2,040	1,800	9,092
Ms. Morefield	7,760	1,592	1,800	11,152
Mr. Durvasula	—	2,040	11,800	13,840
Mr. Timmons	5,615	2,040	1,800	9,455
Mr. Jackson	8,299	1,733	1,800	11,832

(a)	Reflects employer-paid life, long-term disability, short-term disability, and accidental death and dismemberment insurance.

(b)	Consists of a cell phone allowance in the amount of $1,800 per year for each NEO, and a car-allowance of $10,000 for Mr. Durvasula.

(6)	Ms. Morefield joined the Company in November 2016.

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Executive Compensation Tables

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each of the NEOs during 2017.

2017 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock/Unit Awards: Number of Shares of Stock/Units (#)	Grant Date Fair Value of Stock/Unit Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Wojtaszek	2/13/2017	350,000	1,400,000	2,800,000	—	56,098	112,196	18,699	4,447,111
Ms. Morefield	2/13/2017	106,250	425,000	850,000	—	13,245	26,490	4,415	1,049,975
Mr. Durvasula	2/13/2017	112,500	450,000	900,000	—	14,024	28,048	4,674	1,111,645
Mr. Timmons	2/13/2017	100,000	400,000	800,000	—	12,481	24,962	4,160	989,446
Mr. Jackson	2/13/2017	80,000	320,000	640,000	—	9,972	19,944	3,324	790,514

(1)	Reflects each NEO’s threshold, target and maximum incentive opportunity under the Short Term Incentive Plan for 2017.

(2)	Reflects performance-based restricted stock unit awards granted in 2017.

(3)	Reflects the grant date fair value of time-based restricted stock units and performance-based restricted stock units at target (the most probable outcome as of the grant date), computed in accordance with FASB ASC 718 without regard to estimated forfeitures. The assumptions used in the calculation of the grant date fair values of the awards are set forth in note 17 to the financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2018.

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Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning outstanding equity awards held by the NEOs as of December 31, 2017.

Outstanding Equity Awards at 2017 Fiscal Year End

		Option Awards					Stock/Unit Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Wojtaszek
2015 LTI—Options(2)	2/10/2015	44,692	22,346	—	28.42	2/10/2025
2015 LTI—Restricted Stock(3)	2/10/2015						3,574	212,760	10,721	638,221
2016 LTI—Options(6)	2/1/2016	29,805	59,608	—	36.99	2/1/2026
2016 LTI—Restricted Stock(7)	2/1/2016						96,788	5,761,790	25,328	1,507,776
2017 LTI—Restricted Stock Units(9)	2/13/2017						18,699	1,113,151	56,098	3,339,514
Ms. Morefield
2016 LTI—Restricted Stock(8)	11/14/2016						18,111	1,078,148
2017 LTI—Restricted Stock Units(9)	2/13/2017						4,415	262,825	13,245	788,475
Mr. Durvasula
2015 LTI—Options(2)	2/10/2015	28,878	14,439	—	28.42	2/10/2025
2015 LTI—Restricted Stock(3)	2/10/2015						2,309	137,455	6,928	412,424
2016 LTI—Options(6)	2/1/2016	12,518	25,036	—	36.99	2/1/2026
2016 LTI—Restricted Stock(7)	2/1/2016						71,452	4,253,538	10,638	633,280
2017 LTI—Restricted Stock Units(9)	2/13/2017						4,674	278,243	14,024	834,849
Mr. Timmons
2015 LTI-Options(2)	2/10/2015	22,002	11,001	—	28.42	2/10/2025
2015 LTI—Restricted Stock(3)	2/10/2015						1,759	104,713	5,278	314,199
2016 LTI—Options(6)	2/1/2016	9,538	19,074	—	36.99	2/1/2026
2016 LTI—Restricted Stock(7)	2/1/2016						48,883	2,910,005	8,104	482,431
2017 LTI—Restricted Stock Units(9)	2/13/2017						4,160	247,645	12,481	742,994
Mr. Jackson
2015 LTI—Options(4)	7/31/2015	8,479	4,240	—	30.74	7/31/2025
2015 LTI—Restricted Stock(5)	7/31/2015						651	38,754	1,952	116,203
2016 LTI—Options(6)	2/1/2016	3,815	7,630	—	36.99	2/1/2026
2016 LTI—Restricted Stock(7)	2/1/2016						1,100	65,483	3,242	192,996
2017 LTI—Restricted Stock Units(9)	2/13/2017						3,324	197,878	9,972	593,633

(1)	Based on the closing price of the Company’s common stock on December 31, 2017 of $59.53.

(2)	Reflects shares underlying time-based stock options granted on February 10, 2015, which vest ratably over three years on the anniversary date of the grant, subject generally to the executive’s continued employment on such vesting date.

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Executive Compensation Tables

(3)	Reflects time-based and performance-based restricted stock awards, granted on February 10, 2015, that have not vested. The performance-based restricted stock vest in cumulative installments February 28, 2016, 2017 and 2018 based on the achievement of the applicable performance criteria, as set forth in the award agreement, during the 2015-2017 performance period as follows: (i) up to 50% of the maximum number of shares will vest based on the Company achieving certain relative TSR goals; and (ii) up to 50% of the maximum number of such shares will vest based on the Company achieving certain ROA goals. The maximum number of shares of restricted stock that may be earned assuming the highest level of performance would be 200% of the target number.

(4)	Reflects shares underlying time-based stock options granted on July 31, 2015, which vest ratably over three years on the anniversary date of the grant, subject generally to the executive’s continued employment on such vesting date.

(5)	Reflects time-based and performance-based restricted stock awards, granted on July 31, 2015, that have not vested. The performance-based restricted stock vest in cumulative installments July 31, 2016, 2017 and 2018 based on the achievement of the applicable performance criteria, as set forth in the award agreement, during the 2015-2017 performance period as follows: (i) up to 50% of the maximum number of shares will vest based on the Company achieving certain relative TSR goals; and (ii) up to 50% of the maximum number of such shares will vest based on the Company achieving certain ROA goals. The maximum number of shares of restricted stock that may be earned assuming the highest level of performance would be 200% of the target number.

(6)	Reflects shares underlying time-based stock options granted on February 1, 2016, which vest ratably over three years on the anniversary date of the grant, subject generally to the executive’s continued employment on such vesting date.

(7)	Reflects time-based and performance-based restricted stock awards, granted on February 1, 2016, that have not vested. The performance-based restricted stock vest in cumulative installments February 28, 2017, 2018 and 2019 based on the achievement of the applicable performance criteria, as set forth in the award agreement, during the 2016-2018 performance period as follows: (i) up to 50% of the maximum number of shares will vest based on the Company achieving certain relative TSR goals; and (ii) up to 50% of the maximum number of such shares will vest based on the Company achieving certain ROA goals. The maximum number of shares of restricted stock that may be earned assuming the highest level of performance would be 200% of the target number.

(8)	In connection with her employment by the Company, on November 14, 2016, Ms. Morefield received a time-based restricted stock award that vests ratably over three years on the anniversary date of the grant.

(9)	Reflects time-based and performance-based restricted stock unit awards, granted on February 13, 2017, that have not vested. The performance-based restricted stock vest in cumulative installments February 28, 2018, 2019 and 2020 based on the achievement certain relative TSR goals, as set forth in the award agreement, during the 2017-2019 performance period. The maximum number of shares of restricted stock units that may be earned assuming the highest level of performance would be 200% of the target number.

2018 Proxy Statement	43

Executive Compensation Tables

Option Exercises and Stock Vested

The following table presents information concerning amounts realized by our NEOs upon the vesting of stock awards in 2017. The value realized on vesting represents the number of shares that vested in 2017 and the aggregate value of such shares based upon the closing price of our common stock on the applicable vesting date. Our NEOs did not exercise any stock options in 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Wojtaszek	115,467	5,651,880
Ms. Morefield	9,056	576,867
Mr. Durvasula	58,468	2,863,278
Mr. Timmons	54,572	2,667,860
Mr. Jackson	4,773	263,895

No Pension Benefits

In the year ended December 31, 2017, our NEOs received no pension benefits and had no accumulated pension benefits.

No Nonqualified Deferred Compensation

In the year ended December 31, 2017, our NEOs received no nonqualified deferred compensation and had no deferred compensation balances.

Potential Payments Upon Termination of Employment or Change in Control

Each of the employment agreements with our NEOs specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons, as described below. In addition, certain of our award agreements under the Existing Plan provide for certain treatment of outstanding equity awards upon a termination of employment for specified reasons, as described below.

Without Cause or Constructive Termination. If CyrusOne LLC terminates the executive’s employment for any reason other than for cause or the executive’s death or disability, or, in the event the executive terminates his or her employment as a result of a constructive termination (as defined below), then the executive will be entitled to:

•	a lump-sum cash severance payment equal to two times (for Messrs. Wojtaszek, Durvasula and Timmons and one times for Ms. Morefield and Mr. Jackson), the sum of her or his (i) then-current annual base salary, and (ii) annual bonus target, pro-rated to the date of termination, (or, in the case of Ms. Morefield and Mr. Jackson, her or his annual, annual bonus target) subject to the executive signing and not revoking a release of claims (“Cash Severance”);

•	certain accelerated vesting of outstanding equity awards, including:

○	immediate vesting of the portion of any outstanding time-based awards that would otherwise have vested on or prior to the end of the one-year period beginning at the time of such termination (the “Severance Period”).

○	immediate vesting of performance-based restricted awards granted to Messrs. Wojtaszek, Durvasula and Timmons in 2015 at target and in 2016 and 2017 what would otherwise have vested during the Severance Period.

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Executive Compensation Tables

○	immediate vesting of the 2016 retention awards on a pro-rata basis from grant date to the date of termination.

○	for Ms. Morefield, immediate vesting of the restricted stock granted to her in connection with her hiring in November 2016.

•	if applicable, an amount equal to the sum of (a) any forfeitable benefits of the executive under any nonqualified pension, profit sharing, savings or deferred compensation plan that would have vested if the term of his or her employment had not been terminated prior to the end of the Severance Period, plus (b) any additional vested benefits which would have accrued for the executive under any nonqualified defined benefit pension plan if the term of his or her employment had not been terminated prior to the end of the Severance Period, and if the executive’s base salary and bonus target had not increased or decreased after such termination, payable to the executive at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits vested and accrued under such plan or plans at the time of the termination of his or her employment (the “Nonqualified Benefit”);

•	if applicable, an amount equal to the sum of (a) any forfeitable benefits of the executive under any qualified pension, profit sharing, 401(k) or deferred compensation plan that would have vested prior if the term of his or her employment had not been terminated prior to the end of the Severance Period, plus (B) any additional vested benefits which would have accrued for the executive under any qualified defined benefit pension plan if the term of his or her employment had not been terminated prior to the end of the Severance Period, and if the executive’s base salary and bonus target had not increased or decreased after such termination, payable by CyrusOne LLC in one lump sum 60 days after such termination of employment, subject to CyrusOne LLC’s receipt of an executed and irrevocable release from the applicable executive (the “Qualified Benefit”) (CyrusOne LLC does not currently offer any Qualified Benefits); and

•	continued medical, dental, vision and group term life coverage for the remainder of the Severance Period, comparable to the medical, dental, vision and group term life coverage in effect for the executive immediately prior to such termination (the “Medical Benefit”). To the extent that the executive would have been eligible for any post-retirement medical, dental, vision or group term life benefits from CyrusOne LLC if the executive’s employment had continued through the end of the Severance Period, CyrusOne LLC will provide such post-retirement benefits to the executive after the end of the Severance Period (the “Post-Retirement Medical Benefit”) (CyrusOne LLC does not currently offer any Post-Retirement Medical Benefits other than subsidized COBRA).

For purposes of the employment agreements, “cause” generally means an act of fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of the executive. For the purposes of each of the employment agreements, “constructive termination” will generally be deemed to have occurred if, without the executive’s consent, (a) there is a material adverse change in the reporting responsibilities set forth in his or her employment agreement or there is otherwise a material reduction in his or her authority, reporting relationship or responsibilities, (b) there is a material reduction in his or her base salary or bonus target or (c) the applicable executive is required to relocate more than 50 miles from his or her designated office in effect as of the effective date of the agreement.

Change of Control. If within one year following a change in control: (a) the executive terminates his or her employment with CyrusOne LLC as a result of a constructive termination or (b) CyrusOne LLC terminates the executive’s employment for any reason other than for cause or the executive’s death or disability, then the executive will be entitled to:

•	a lump-sum cash severance payment in an amount equal to two times the sum of his or her (i) annual base salary and (ii) annual bonus target, in each case, as then in effect, subject to the executive signing and not revoking a release of claims;

•	vesting of outstanding equity awards as described below; and

2018 Proxy Statement	45

Executive Compensation Tables

•	the Nonqualified Benefit, the Qualified Benefit, the Medical Benefit, and, to the extent applicable, the Post-Retirement Medical Benefit.

In the event of a change in control absent termination of employment, the NEOs are not entitled to any payments or benefits with the exception of accelerated vesting of certain of their equity awards granted under the Plan. Upon a change in control absent termination, performance-based restricted stock granted to Messrs. Wojtaszek, Durvasula and Timmons in 2015 vest at target. Upon a change in control and termination within one year any outstanding time-based awards vest. Upon a change in control and termination within one year for 2017 and 2016 grants and two years for 2015 grants, performance-based restricted stock vests at maximum.

In the event that Section 280G of the Internal Revenue Code of 1986, as amended, applies to the payments and benefits set forth above, the aggregate amount of such payments and benefits payable to the executive will not exceed the amount which produces the greatest after-tax benefit to the executive after taking into account any applicable excise tax to be payable by the executive. Each executive is fully responsible for his or her own personal income taxes and neither the Company nor CyrusOne LLC has any obligation to reimburse or otherwise provide a tax gross-up to the executive in connection with any change of control payments.

Disability and Death. In the event the executive’s employment terminates by reason of his or her death or disability, CyrusOne LLC will pay the executive or his or her estate, as applicable, his or her accrued compensation (base salary, bonus or otherwise) as of the date of termination and, in the case of disability, will provide the executive with disability benefits and all other benefits in accordance with the provisions of the applicable disability plans and other applicable plans. In addition, his or her time-based restricted stock awards will vest on a pro-rata basis and performance-based restricted stock and restricted stock unit awards and stock options will vest at the target level on a pro-rata basis.

Voluntary Resignation; For Cause. If the executive resigns other than for a constructive termination or CyrusOne LLC terminates the executive’s employment for cause, then the executive will be entitled only to accrued compensation.

Restrictive Covenants. Pursuant to the employment agreements, each of the executives is subject to confidentiality and intellectual property covenants during the term of his or her employment and thereafter. In addition, each of the executives is subject to non-competition, non-solicitation and non-interference covenants during the term of his or her employment and for a period of one year following the cessation of his or her employment for any reason.

46	2018 Proxy Statement

Executive Compensation Tables

Estimated Payments in Connection with a Termination of Employment or Change in Control

The table below presents estimates of the amounts of compensation that would have been payable to the NEOs upon their termination of employment or upon a change in control, in each case as of December 31, 2017. The amounts in the table exclude: (i) 401(k) retirement plan contributions and distributions that are generally available to all salaried employees, (ii) payments pursuant to awards originally scheduled to vest on or before such date by their terms, and (iii) any amounts that may be due at the time of payment for accrued and unpaid salary, bonuses, vacation or interest on payments (if any) delayed as a result of Section 409A of the Code. The actual amounts payable upon such terminations may be different and will only be determined upon the actual occurrence of any such event.

Name	Termination for Cause or Resignation without Good Reason ($)	No Change in Control: Termination without Cause or Resignation For Good Reason ($)(4)	Death or Disability ($)(5)	Change in Control: Termination without Cause or Resignation For Good Reason ($)(6)	Change in Control: (no termination of employment) ($)(7)
Mr. Wojtaszek
Cash Severance(1)	—	4,400,000	—	4,400,000	—
Medical Benefit(2)	—	15,404	—	15,404	—
Life Insurance(2)	—	10,368	—	—	—
Time Based Restricted Stock/Units(3)	—	4,143,109	4,205,735	7,087,701	—
Unvested Performance-Based Restricted Stock/Units(3)	—	4,419,805	2,554,254	13,001,233	638,162
Unvested Time Based Stock Options(3)	—	1,366,966	1,526,133	2,038,748	—
Ms. Morefield
Cash Severance(1)	—	850,000	—	1,700,000	—
Medical Benefit(2)	—	17,527	—	17,527	—
Life Insurance(2)	—	10,368	—	—	—
Time Based Restricted Stock/Units(3)	—	1,155,239	482,431	1,340,973	—
Unvested Performance-Based Restricted Stock/Units(3)	—	—	—	1,576,950	—
Unvested Time Based Stock Options(3)	—	—	—	—	—
Mr. Durvasula
Cash Severance(1)	—	1,800,000	—	1,800,000	—
Medical Benefit(2)	—	17,527	—	17,527	—
Life Insurance(2)	—	7,776	—	—	—
Time Based Restricted Stock/Units(3)	—	2,902,266	2,926,852	4,669,236	—
Unvested Performance-Based Restricted Stock/Units(3)	—	2,244,400	1,045,644	4,902,355	412,424
Unvested Time-Based Stock Options(3)	—	731,353	792,317	1,013,509	—
Mr. Timmons
Cash Severance(1)	—	1,600,000	—	1,600,000	—
Medical Benefit(2)	—	17,527	—	17,527	—
Life Insurance(2)	—	6,912	—	—	—
Time Based Restricted Stock/Units(3)	—	2,010,745	2,029,437	3,262,363	—
Unvested Performance-Based Restricted Stock/Units(3)	—	1,745,658	828,122	3,948,982	314,199
Unvested Time-Based Stock Options(3)	—	557,205	603,677	772,169	—
Mr. Jackson
Cash Severance(1)	—	640,000	—	1,280,000	—
Medical Benefit(2)	—	9,413	—	9,413	—
Life Insurance(2)	—	4,398	—	—	—
Time Based Restricted Stock/Units(3)	—	129,537	131,145	302,115	—
Unvested Performance-Based Restricted Stock/Units(3)	—	—	217,046	2,134,508	—
Unvested Time Based Stock Options(3)	—	208,060	208,187	294,050	—

2018 Proxy Statement	47

Executive Compensation Tables

(1)	Represents an amount equal to one times (or two times in the case of Messrs. Wojtaszek, Durvasula and Timmons) the sum of (i) base salary plus (ii) target bonus (pro-rated to the date of termination in the case of Messrs. Wojtaszek, Durvasula and Timmons), in each case as specified in the employment agreement for each NEO. If the termination occurs in connection with a change in control, amounts represent two times the sum of (i) base salary plus (ii) target bonus for each NEO. All cash payments are payable in a lump sum within 60 days following the termination, subject to the executive’s execution of an irrevocable release.

(2)	Represents the cost for continuation of benefits as specified in the employment agreement for each NEO. The amounts shown for this item are calculated based upon the Company’s current actual costs of providing benefits and are not discounted for the time value of money.

(3)	Based on the closing price of the Company’s common stock on December 31, 2017 of $59.53.

(4)	Represents time-based restricted stock and stock options granted prior to 2017 that would become vested within one year from the termination date and time-based restricted stock units granted in 2017 on a pro rata basis from the grant date to the termination date. Includes Messrs. Wojtaszek, Durvasula and Timmons retention grants on a pro rata basis from the grant date to the termination date. Ms. Morefield’s amount includes the unvested portion of her new hire grant. In addition, pursuant to the employment agreements with Messrs. Wojtaszek, Durvasula and Timmons, performance-based restricted awards becomes vested for awards that would have vested within one year of the termination date at the maximum level (years one and two after the grant date are capped at 100% of target).

(5)	Represents vesting of time-based and performance-based vesting awards on a pro-rata basis from grant date to the date of termination, performance awards are at target.

(6)	Represents immediate vesting of time-based restricted awards and stock options upon termination. Performance-based restricted awards to become vested at the maximum level.

(7)	Represents performance-based restricted stock granted in 2015 that becomes vested at the target level.

48	2018 Proxy Statement

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 regarding securities of the Company to be issued and remaining available for issuance under the equity compensation plans of the Company:

Plan Category	Number of securities to be issued upon exercise of stock options, awards, warrants and rights(a)(1)	Weighted-average exercise price of outstanding stock options, awards, warrants and rights($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
Equity compensation plans approved by security holders	993,880	31.67	5,502,346
Equity compensation plans not approved by security holders	—	—	—
Total	993,880	31.67	5,502,346

(1)	Represents outstanding stock options granted in 2013, 2015 and 2016 but not yet exercised, and unvested performance awards assuming the maximum awards that can be earned if the performance conditions are achieved.
(2)	Represents weighted average exercise price of outstanding stock options.

2018 Proxy Statement	49

CEO Pay Ratio Disclosure

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Gary J. Wojtaszek, our President and Chief Executive Officer (our “CEO”). The is relationship is referred to as the “CEO pay ratio.” The CEO pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median employee, the annual total compensation of the median employee and to determine the CEO pay ratio, we took the following steps:

•	We determined that, as of December 31, 2017, our employee population consisted of approximately 415 employees, all of whom are located in the United States. This population consisted of our full-time, part-time and temporary employees.

•	We selected December 31, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•	To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 (for 2017). In making this determination, we annualized the compensation of approximately 73 full-time employees who were hired in 2017 but did not work for us the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments or estimates with respect to our employees’ salary and wages as reflected in our payroll records, and used this consistently applied compensation measure to identify our median employee.

•	Once we identified our median employee, we combined all the elements of the median employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of regulation S-K, resulting in annual total compensation of $105,172.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included on page 39 of this Proxy Statement.

For 2017, our last completed fiscal year:

•	the annual total compensation of the median employee was $105,172; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 39 of this proxy statement, was $7,025,803.

Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 67 to 1.

50	2018 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 12, 2018, the record date, by (i) each person or group who is known by us to be beneficial owner of 5% or more of our common stock, (ii) each of our directors and director nominees, (iii) each of our NEOs and (iv) our directors and executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, we believe based on the information provided to us that each person and entity named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person or entity. Applicable percentage of beneficial ownership is based on 96,707,685 shares of common stock outstanding on the record date. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the Record Date are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address of each named person is c/o CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Shares
Beneficial owners of 5% or more of our common stock:
The Vanguard Group(1)	13,697,239	14.2%
Blackrock, Inc.(2)	8,336,881	8.6%
Vanguard Specialized Funds(3)	5,839,349	6.0%
Directors and executive officers
Gary J. Wojtaszek(4)	587,997	*
Diane M. Morefield(4)	29,074	*
Venkatesh S. Durvasula(4)	267,745	*
Kevin L. Timmons(4)	200,190	*
Robert M. Jackson(4)	39,825	*
David H Ferdman(5)	99,607	*
Alex Shumate(5)	27,916	*
John W. Gamble(5)	17,268	*
Michael A. Klayko(5)	7,458	*
T. Tod Nielsen(5)	27,916	*
William E. Sullivan(5)	28,916	*
Lynn A. Wentworth(5)	8,268	*
All directors and executive officers as a group (12 persons)(6)	1,371,033	1.4%

*	Less than 1%.

(1)	As disclosed on Schedule 13G/A filed on February 9, 2018, the holdings of The Vanguard Group (“Vanguard”) consist of an aggregate of 13,697,239 shares of common stock, of which: (i) 13,639,112 shares Vanguard retains sole dispositive power, (ii) 49,757 shares Vanguard retains sole voting power, (iii) 15,070 shares Vanguard retains shared voting power and (iv) 58,127 shares Vanguard retains shared dispositive power. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(2)	As disclosed on Schedule 13G filed on February 1, 2018, the holdings of Blackrock Inc. (“Blackrock”) consist of an aggregate of 8,336,881 shares of common stock for which Blackrock retains sole dispositive power and 8,023,055 of such shares for which Blackrock retains sole voting power. Blackrock’s address is 55 East 52nd Street, New York, NY 10055.

2018 Proxy Statement	51

Security Ownership of Certain Beneficial Owners and Management

(3)	As disclosed on Schedule 13G filed on February 2, 2018, the holdings of Vanguard Specialized Funds Vanguard REIT Index Fund (“Vanguard REIT Index”) consist of an aggregate of 5,839,349 shares of common stock owned by Vanguard REIT Index for which it retains sole voting power. Vanguard REIT Index’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Includes (i) all shares of restricted stock and (ii) the following number of options that are currently exercisable or will become exercisable within 60 days of the Record Date: Mr. Wojtaszek-154,197; Ms. Morefield-0; Mr. Durvasula-82,128; Mr. Timmons-65,853; and Mr. Jackson-16,109. Does not include the following number of shares that may be issued under unvested restricted stock units: Mr. Wojtaszek-105,962; Ms. Morefield-25,018; Mr. Durvasula-26,489; Mr. Timmons-23,574; and Mr. Jackson-18,836.

(5)	Includes, for each director, 2,597 shares of restricted stock.

(6)	Includes all directors, nominees for director and current executive officers.

52	2018 Proxy Statement

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

To the extent permitted by applicable law, under the Partnership Agreement our Operating Partnership also indemnifies us, our directors, officers and employees, the general partner and its trustees, officers and employees, employees of the Operating Partnership and any other persons whom the general partner may designate from and against any and all claims arising from or that relate to the operations of the Operating Partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise unless:

•	it is established that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee;

•	the claim is brought by the indemnitee (other than to enforce the indemnitee’s rights to indemnification or advance of expenses); or

•	the indemnitee is found to be liable to the Operating Partnership, and then only with respect to each such claim.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted a policy for the review and approval of related person transactions. The policy provides that the Audit Committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) the Company will be a participant and (iii) a Related Party has a direct or indirect material interest. A “Related Party” means (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. An “immediate family member” of a Related Party means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Related Party, and any person (other than a tenant or employee) sharing the household of such Related Party. Generally, a potential transaction that may be a Related Party Transaction is brought first to the General Counsel for review. If the General Counsel determines that a potential transaction involves a Related Party Transaction requiring approval under the policy or disclosure under Rule 404(a) of Regulation S-K, the transaction will be brought to the Audit Committee, which will review the transaction under several criteria, including but not limited to the Related Party’s interest in the transaction, the benefits to the Company, the availability of commercial alternatives, and whether it is in the best interests of the Company to enter into the transaction. Subject to limited exceptions, the Audit Committee or the Chair of the Audit Committee must approve all Related Party Transactions. During 2017, there were no Related Party Transactions requiring approval under the policy or disclosure under Rule 404(a) of Regulation S-K.

.

2018 Proxy Statement	53

Stockholder Proposals

Stockholder Proposals

Stockholder proposals intended to be included in our proxy statement and form of proxy relating to the 2019 annual meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by us no later than November 26, 2018. Such proposals must comply with the requirements established by the SEC for such proposals.

A stockholder who wishes to submit a business proposal at the 2019 annual meeting that is not intended to be included in our proxy statement and form of proxy or who wishes to nominate a director for election at the meeting must, in accordance with our current Bylaws, notify us between October 27, 2018, and 5:00 p.m., Eastern Time, on November 26, 2018. If the stockholder fails to give timely notice, the nominee or proposal will be excluded from consideration at the meeting. In addition, our current Bylaws include other requirements for nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership of, and changes in ownership of, our securities with the SEC, and to file copies of such reports with us. We believe that no director, executive officer or person who beneficially owns more than ten percent of our common stock failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act .

54	2018 Proxy Statement

General Information about the Meeting

General Information about the Meeting

Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	The Board of Directors is soliciting proxies to be voted at our annual meeting. This year we have elected to distribute proxy materials to many stockholders via the Internet under the Securities and Exchange Commission’s (SEC’s) “Notice and Access” rules. On or about March 26, 2018 we mailed a Notice Regarding the Availability of Proxy Materials (“Notice”) that contains information about our 2018 Annual Stockholders Meeting and instructions on how to view all proxy materials online. Also included are instructions on how to request a paper copy of the proxy materials.

Q:	Who is entitled to vote?

A:	All common stockholders of record as of the close of business on March 12, 2018 the record date, are entitled to notice of and to vote at the annual meeting and any postponement or adjournment of the meeting. As of the close of business on the record date, 96,707,685 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote at the annual meeting. There is no cumulative voting.

Q:	What is the quorum for the annual meeting?

A:	A quorum at the annual meeting will consist of the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter. No business may be conducted at the meeting if a quorum is not present, but the meeting may be adjourned to another date not more than 120 days after the original record date without notice other than announcement at the meeting.

Q:	How do I vote?

A:	If your shares are registered in your name with our transfer agent, Computershare Trust Company N.A., (“Computershare”), you are the “stockholder of record” of those shares and you may authorize a proxy to vote your shares by following the instructions listed on the Notice of Internet Availability. If you received a proxy card, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described on the proxy card. In addition, you can always come to the meeting and vote your shares in person.

If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from such entity that you must follow in order to have your shares voted. Most brokers, banks and other holders of record allow you to submit voting instructions by mail, telephone and on the internet. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting, and submit it with your vote.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors: for each director nominee, for ratification of the appointment of the independent registered public accounting firm, and for the advisory vote to approve named executive officer compensation.

Important: Only stockholders of record as of the close of business on the record date or their duly authorized proxy are entitled to attend the annual meeting and vote in person.

Q:	What am I voting on?

A:	The purpose of the annual meeting is to consider the following three proposals:

•	Proposal 1: To elect eight directors, each to hold office until our 2019 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

2018 Proxy Statement	55

General Information about the Meeting

•	Proposal 2: To consider and vote upon, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement (“Say-on-Pay”); and

•	Proposal 3: To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2018.

We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the person named in the accompanying proxy will vote all proxies in their discretion. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Eight Directors: The election of the eight director nominees must be approved by a plurality of the votes cast. However, as a condition to being nominated, each director nominee has agreed to offer to resign if he or she receives a greater number of votes “withheld” than votes “for” his or her election.

Proposal 2: Say-on-Pay: The approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the matter.

Proposal 3: Ratification of Independent Auditor: Ratification of the appointment of Deloitte as our independent public registered accounting firm requires the affirmative vote of a majority of the votes cast on the matter.

If you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be permitted to vote your shares in their discretion on the election of directors or the advisory vote to approve executive compensation, but may still be permitted to vote your shares in their discretion on the ratification of the independent registered public accounting firm.

Q:	How are abstentions and broker non-votes treated?

A:	Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. However, broker non-votes and abstentions will have no impact on the outcome of any of the three proposals, as they are not counted as votes cast. A broker non-vote is a vote that is not cast on a non-routine matter by a broker that is present (in person or by proxy) at the meeting because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner.

Q:	Who has paid for this proxy solicitation?

A:	We are providing these proxy materials in connection with the solicitation by the Company’s Board of Directors of proxies to be voted at our Annual Meeting. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit stockholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We have retained Okapi Partners to assist in the solicitation of proxies for a fee of $9,500 plus reimbursement of expenses. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer appropriate questions from the floor.

56	2018 Proxy Statement

General Information about the Meeting

Q:	How many copies should I receive if I share an address with another stockholder?

A:	The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other nominee, to implement a delivery procedure called “householding”. Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

Our Company and some brokers, banks or other nominees may be householding our proxy materials. A single set of our proxy materials, including the proxy statement and our annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Separate proxy cards will be included for each stockholder at the address. Once you have received notice from your broker, bank or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders of record may revoke their consent at any time by contacting Robert M. Jackson, Executive Vice President, General Counsel and Secretary, either by calling toll-free (855) 564-3198 or by writing to 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Corporate Secretary. If you hold your shares through a broker, bank or other nominee holder of record, you should contact your holder of record to revoke your consent.

Upon written or oral request, we will promptly deliver a separate copy of our proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, you may either call (855) 564-3198 or send a written request to CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Robert M. Jackson, Secretary. In addition, if you are receiving multiple copies of our proxy materials, you can request householding by contacting our secretary in the same manner.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	It means that you have multiple accounts with our transfer agent or with brokers. Please submit all of your proxies over the internet, following the instructions provided on your proxy cards, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I change my vote after I have voted?

A:	If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must deliver later-dated proxy instructions, advise the Corporate Secretary in writing before the proxies vote your shares at the meeting, or attend the meeting and vote your shares in person.

Q:	Can I find additional information on the Company’s website?

A:	Yes. Our website is located at www.cyrusone.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our Board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our Board committees may be obtained free of charge by writing to CyrusOne Inc., 2101 Cedar Springs Road, Suite 900, Dallas, Texas 75201, Attention: Robert M. Jackson, Secretary.

2018 Proxy Statement	57

Appendix A

Appendix A – Non-Gaap Financial Measures

Definitions

Funds From Operations (“FFO”)

FFO is net (loss) income computed in accordance with U.S. GAAP before real estate depreciation and amortization and Asset impairments and loss on disposal. Because the value of the customer relationship intangibles is inextricably connected to the real estate acquired, CyrusOne believes the amortization of such intangibles and impairments of such intangibles is analogous to real estate depreciation and impairments; therefore, the Company adds the customer relationship intangible amortization and impairments back for similar treatment with real estate depreciation and impairments.

Normalized FFO (“NFFO”)

NFFO is defined as FFO plus amortization of customer relationship intangibles, transaction and acquisition integration costs, legal claim costs and lease exit costs, and other special items including loss on extinguishment of debt, severance and management transition costs, and new accounting standards and systems implementation costs, as appropriate. The Company believes its Normalized FFO calculation provides a comparable measure to that used by others in the industry. However, other REITs may not calculate Normalized FFO in the same manner. Accordingly, the Company’s Normalized FFO may not be comparable to others.

Return on Assets (“ROA”)

ROA is defined as 1) net operating income from properties (fourth quarter revenues less property operating expenses annualized) for the performance evaluation period, divided by 2) total gross investment in real estate less construction in progress on the Company’s balance sheet for the last day of the fiscal year.

Reconciliations

FFO and NFFO

	Twelve Months Ended
($ Millions)	December 31, 2017	December 31, 2016
Reconciliation of Net (Loss) Income to FFO and NFFO:
Net (loss) income	$(83.5)	$19.9
Adjustments:
Real estate depreciation and amortization	226.9	157.6
Asset impairments and loss on disposal	59.5	5.3

FFO	$202.9	$182.8
Loss on extinguishment of debt	36.5	—
Amortization of customer relationship intangibles	25.1	20.1
Transaction and acquisition integration costs	10.4	4.3
New accounting standards and system implementation costs	2.4	—
Legal claim costs	1.1	1.1
Severance and management transition costs	0.5	1.9
NFFO	$278.9	$210.2

2018 Proxy Statement	A-1

ANNUAL MEETING OF CYRUSONE INC.

Date:	Wednesday, May 9, 2018
Time:	10:30 A.M. (Central Daylight Time)
Place:	Ritz Carlton Hotel, 2121 McKinney Ave., Dallas, TX 75201 See Voting Instruction on Reverse Side.

Please make your marks like this:   ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR the election of the director nominees in proposal 1 and FOR proposals 2 and 3.

1:	Election of Directors	For		Withhold	Directors Recommend
	01 David H. Ferdman	☐		☐	For
	02 John W. Gamble, Jr.	☐		☐	For
	03 Michael A. Klayko	☐		☐	For
	04 T. Tod Nielsen	☐		☐	For
	05 Alex Shumate	☐		☐	For
	06 William E. Sullivan	☐		☐	For
	07 Lynn A. Wentworth	☐		☐	For
	08 Gary J. Wojtaszek	☐		☐	For
		For	Against	Abstain
2:	Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	For

		For	Against	Abstain
3:	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐	For
	To attend the meeting and vote your shares in person, please mark this box.			☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of CyrusOne Inc.

to be held on Wednesday, May 9, 2018

for Holders as of March 12, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE 866-509-1053

Go To
www.proxypush.com/cone • Cast your vote online. • View Meeting Documents.	OR	• • •	Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
MAIL

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

Gary J. Wojtaszek, Diane M. Morefield and Robert M. Jackson, and each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2018 Annual Meeting of Stockholders of CyrusOne Inc. to be held on May 9, 2018 at 10:30 a.m., Central Daylight Time, or at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, the terms of which are incorporated by reference, and revokes any proxy previously given with respect to such meeting or any postponement or adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

All votes must be received by 5:00 P.M., Eastern Time, May 8, 2018.

PROXY TABULATOR FOR CYRUSONE INC. P.O. BOX 8016
CARY, NC 27512-9903

EVENT # CLIENT #

Revocable Proxy — CyrusOne Inc.

Annual Meeting of Stockholders

May 9, 2018 10:30 a.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

Gary J. Wojtaszek, Diane M. Morefield and Robert M. Jackson, and each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2018 Annual Meeting of Stockholders of CyrusOne Inc. to be held on May 9, 2018 at 10:30 a.m., Central Daylight Time, or at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, the terms of which are incorporated by reference, and revokes any proxy previously given with respect to such meeting or any postponement or adjournment thereof.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)